As filed with the Securities and Exchange Commission on March 7, 2016

Registration No. ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAINBOW CORAL CORP.

(Exact name of registrant in its charter)

Nevada	0921	27-3247562
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

871 Coronado Center Dr, Suite 200

Henderson, Nevada 89052

(702) 940-2345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kimberly Palmer

Chief Executive Officer

871 Coronado Center Dr, Suite 200

Henderson, Nevada 89052

Telephone: (702) 940-2345

Facsimile: (702) 952-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Robert L. Sonfield, Jr., Esq.

Sonfield & Sonfield

2500 Wilcrest Drive, 3rd Floor

Houston, Texas 77042

Telephone: (713) 877-8333

Facsimile: (713) 877-1547

Email: robert@sonfield.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee (3)

Common Stock, par value $0.001 per share, issuable pursuant to the Terra First Investment Agreement	1,500,000	$0.18	$270,000	$27.19

(1)

We are registering 1,500,000 shares of our common stock that we will put to Terra First Enterprises Inc. pursuant to that certain investment agreement (the “Terra First Investment Agreement”). The Terra First Investment Agreement was entered into on February 23, 2016. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Terra First Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)

This offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of common stock of the Company as reported on the OTC Markets (the “OTCQB”) on February 23, 2016.

(3)

The Registration Fee has been estimated based on the maximum offering price of the Shares in accordance with Rule 457(o).  If the maximum total offering price increases prior to the effective date of the registration statement, a pre-effective amendment will be filed to increase the maximum dollar value being registered and the additional filing fee shall be paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

- ii -

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 7, 2016

1,500,000 Shares of Common Stock

RAINBOW CORAL CORP.

This prospectus relates to the resale of up to 1,500,000 shares of common stock of Rainbow Coral Corp. (“we” or the “Company”), par value $0.001 per share, that we will put to Terra First Enterprises Inc. (“Terra First”) pursuant to an investment agreement. The investment agreement permits us to “put” up to $5,000,000 in shares of our common stock to Terra First over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of put shares pursuant to our exercise of the put right offered by Terra First. Terra First is deemed an underwriter for our common stock.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Terra First is paying all of the registration expenses incurred in connection with the registration of the shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Terra First is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Terra First Investment Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. However, Terra First may privately sell the put shares to another investor who will resell in the public markets pursuant to this prospectus. This offering will terminate thirty-six (36) months after the effective date of the Terra First Investment Agreement. Terra First will pay us 36.25% of the lowest volume weighted price of our common stock reported by OTC Markets in the twenty consecutive trading day period ending with the date a put notice is delivered.

Our common stock is quoted on the OTCQB under the ticker symbol “RBCC.” The shares of our common stock registered hereunder are being offered for sale by selling stockholders at prices established on the OTCQB during the term of this offering. On February 23, 2016, the closing price of our common stock was $0.18 per share.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act. Please read the related disclosure contained on page 9 of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is:  _____________, 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	11

DETERMINATION OF OFFERING PRICE	12

DILUTION	12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12

DESCRIPTION OF BUSINESS	14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	19

EXECUTIVE COMPENSATION	22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	24

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	25

SELLING STOCKHOLDER	25

PLAN OF DISTRIBUTION	26

DESCRIPTION OF SECURITIES TO BE REGISTERED	28

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29

LEGAL MATTERS	29

EXPERTS	29

INTERESTS OF NAMED EXPERTS AND COUNSEL	29

WHERE YOU CAN FIND MORE INFORMATION	30

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Rainbow Coral Corp. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire prospectus, including “Risk Factors,” and the accompanying financial statements and notes before making an investment decision.

Company Overview

Rainbow Coral Corp. was incorporated in Florida August 13, 2010 to build a coral farm facility to develop and grow coral, independent of oceans, as a future farm reserve against the decline of natural wild reefs. We acquired all of the assets and the business of Father Fish Aquarium, Inc. June 13, 2011, for $50,000 cash and have continued the business of Father Fish under our name, Rainbow Coral Corp.

We operate a retail fish store and coral farm facility. We plan to develop a larger scale coral farm facility in order to grow, harvest and distribute as many varieties of hard and soft captive-bred coral sizes as possible for use by retail consumers and bio-researchers. The use for coral as a source of potential leading edge medical discoveries is an attractive business opportunity for our coral farming activity.

The coral is attractive to many consumers who can maintain them in a healthy ecosystem aquarium. We believe that coral and other marine aquarium livestock should be supplied by farms or captive breeders, rather than removed from the natural reefs. The additional uses for coral as a source of potential leading edge medical discoveries present an additional opportunity for our coral farming activity. We believe that the world of bio-research is a natural continuation of our core coral propagation business. Because of our belief, on October 23, 2011, we formed a subsidiary, Rainbow Biosciences, LLC, to explore opportunities within the bioscience market. Rainbow Biosciences, LLC is continuing to research opportunities in the bioscience markets.

Our subsidiary, Father Fish, is a retail tropical fish store with a license from the Florida Department of Agriculture to raise a number of ornamental animals. Among these are various types of coral and the live food they require for nutrition. In addition, Father Fish raises a number of fresh water and salt water fish and invertebrates. Sales are made out of a retail location in Florida and online to hobbyists and serious collectors and by contracts with local departments of education for classroom and science lab use. Father Fish has a varied customer base and no individual customer is significant to the total sales of the Company.

On May 5, 2015, we reincorporated from Florida to Nevada. On May 29, 2015, each shareholder received one share in the Nevada company for each 100 shares they held in the Florida company. Fractional shares were rounded up, and each shareholder received at least five shares. The executive officers and directors of the Nevada company are unchanged from the executive officers and directors of the Florida company. All share and per share amounts have been retroactively restated to reflect the reverse split.

The Offering

Common stock outstanding before the offering	10,560,200 shares of common stock as of February 23, 2016.

Common stock being offered by the selling stockholder	Up to 1,500,000 shares of common stock.

Common stock to be outstanding after the offering assuming all of the securities are resold	12,060,200 shares of common stock

Commitment Warrants

As a commitment fee in connection with execution of the Terra First Investment Agreement, we delivered to Terra First 500,000 common stock purchase warrants each entitling the holder, upon 61 days’ prior written notice, to the cashless purchase of one share of Common Stock at a price of $.05 per share at any time prior to the expiration of two years after the date thereof.

Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of our common stock to the selling stockholder pursuant to the Terra First Investment Agreement described below. The proceeds received under the Terra First Investment Agreement will be used for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the board of directors, in its good faith, deem to be in the best interest of the Company.

Trading	Our common stock is quoted on the OTCQB under the symbol “RBCC”.

Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 3.

Investment agreement with Terra First Enterprises Inc.

On February 23, 2016, we entered into an investment agreement (the “Terra First Investment Agreement”) with Terra First Enterprises Inc., a Wyoming corporation (“Terra First”). Pursuant to the terms of the Terra First Investment Agreement, Terra First committed to purchase up to $5,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing with the effectiveness of the registration statement, we may deliver a put notice to Terra First which states the dollar amount that we intend to sell to Terra First on a date specified in the put notice. The purchase price per share to be paid by Terra First shall be calculated at a sixty three and seventy five hundredths percent (63.75%) discount to the lowest price of the common stock as reported by OTC Markets Group during the twenty (20) consecutive trading days immediately prior to the receipt by Terra First of the put notice. We have reserved 75,000,000 shares of our common stock for issuance under the Terra First Investment Agreement, including 1,500,000 shares included in the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission (the “SEC”). We have reserved more shares reserved than are covered by this registration statement.

As a commitment fee in connection with execution of the Terra First Investment Agreement, we delivered to Terra First 500,000 common stock purchase warrants each entitling the holder, upon 61 days’ prior written notice, to the cashless purchase of one share of Common Stock at a price of $.05 per share at any time prior to the expiration of two years after the date thereof.

In connection with the Terra First Investment Agreement, we also entered into a registration rights agreement with Terra First, pursuant to which we are obligated to file a registration statement with the SEC covering the shares of our common stock underlying the Terra First Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Terra First Investment Agreement.

The 1,500,000 shares to be registered herein represent 27.41% of the 5,472,770 publicly tradable shares owned by unaffiliated stockholders issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.06525 (equal to 36.25% of the closing price of our common stock of $0.18 on February 23, 2016), we will be able to receive up to $97,875 in gross proceeds, assuming the sale of the entire 1,500,000 shares being registered hereunder pursuant to the Terra First Investment Agreement. Accordingly, we would be required to register an additional 75,128,352 shares to obtain the balance of $4,902,125 under the Terra First Investment Agreement. We are currently authorized to issue 480,000,000 shares of our common stock. Therefor we do not expect that we will not be required to increase our authorized shares in order to receive the entire purchase price. Terra First has agreed to refrain from holding an amount of shares which would result in Terra First owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Terra First Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Terra First will periodically purchase our common stock under the Terra First Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Terra First to raise the same amount of funds, as our stock price declines.

The total investment amount of $5 million was determined based on numerous factors, including the following: Our current running costs are approximately $500,000 per annum, and thus we need a portion of the investment amount to pay general operating expenses. We believe we need the remaining funds for capital expenditures related to promotion of our retail fish store and coral farm facility. While it is difficult to estimate the likelihood that we will need the full investment amount, we believe that the Company may need the full amount of $5 million funding under the Terra First Investment Agreement.

Where you can find us

Our principal office is located at 871 Coronado Center Dr, Suite 200, Henderson, Nevada 89052. Our telephone number is (702) 940-2345.

Our CEO utilizes office space in Houston, Texas, an area of significant biomedical research, on a month-to-month basis through a sublease from a professional services corporation. The Company pays for the space along with other services through a management services agreement.

We lease a combined retail and warehouse location in Venice, Florida. The space is approximately 3,000 square feet and is adequate for our needs. The lease term is one year. The rent is approximately $2,000 per month.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. We believe the following discussion identifies the most significant risks and uncertainties that could adversely affect our business. If any of the following risks were actually to occur, our business, results of operations, cash flows, and financial condition could be materially and adversely affected. Additional risks not currently known to us, or that we currently deem to be immaterial, could also materially adversely affect our business, results of operations, cash flows, and financial condition in future periods.

Risks related to our business

We have a history of operating losses and expect to continue to realize losses in the near future. Currently our operations are producing inadequate revenue to fund all operating costs, and we rely on investments by third parties to fund our business. Even as our revenue grows, we may not become profitable or be able to sustain profitability.

Since inception, we have incurred significant net losses and have not realized adequate revenue in order to support our operations.  We have reported a net loss of $4,599,300 from the date of inception through December 31, 2015. We expect to continue to incur net losses and negative cash flow from operations in the near future, and we will continue to experience losses for at least as long as it takes our company to generate revenue by selling our fish and coral. The size of these losses will depend, in large part, on whether we develop the retail fish store and coral farm facility, in a profitable manner. To date, we have had only limited operating revenues. There can be no assurance that we will achieve material revenues in the future. Should we achieve a level of revenues that make us profitable, there is no assurance that we can maintain or increase profitability levels in the future.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of significant operating revenues since inception through the date of this prospectus; and (iii) our dependence on debt and equity funding to continue in operation. We have signed the Terra First Investment Agreement for up to $5,000,000 through sales of our common stock. We therefore expect to incur significant losses in the foreseeable future. The consolidated financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our operations. If this happens, you could lose all or part of your investment.

Our lack of any profitable operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We do not have any substantial operating history, which makes it impossible to evaluate our business on the basis of historical operations.  Our business carries both known and unknown risks. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our lacking any profitable operating history.

We might not succeed in our strategies for acquisitions and dispositions.

From time to time, we may attempt to acquire or invest in additional businesses. We expect to continue to seek acquisition and investment opportunities that we believe will increase long-term shareholder value, but we may not be able to find and purchase businesses at acceptable prices and terms. Acquisitions involve risks and uncertainties, including potential difficulties integrating acquired brands and personnel; the possible loss of key customers or employees most knowledgeable about the acquired business; implementing and maintaining consistent U.S. public company standards, controls, procedures, policies, and information systems; exposure to unknown liabilities; business disruption; and management distraction. Acquisitions, investments, or joint ventures could also lead us to incur additional debt and related interest expenses, issue additional shares, and become exposed to contingent liabilities, as well as lead to dilution in our earnings per share and reduction in our return on average invested capital. We could incur future restructuring charges or record impairment losses on the value of goodwill or other intangible assets resulting from previous acquisitions, which may also negatively affect our financial results.

We also evaluate from time to time the potential disposition of assets or businesses that may no longer meet our growth, return, or strategic objectives. In selling assets or businesses, we may not get prices or terms as favorable as we anticipated. We could also encounter difficulty in finding buyers on acceptable terms in a timely manner, which could delay our accomplishment of strategic objectives. Expected cost savings from reduced overhead relating to the sold assets may not materialize, and the overhead reductions could temporarily disrupt our other business operations. Any of these outcomes could negatively affect our financial performance.

We recently underwent a change in management, and the current management has no experience in operating a retail fish store and coral farm facility prior to joining the Company.

We underwent a change in management December 1, 2013. The new director and sole executive officer of the Company was not previously an employee of or otherwise involved in the management of the Company. While Ms. Palmer has prior business experience, she had no prior experience operating a retail fish store and coral farm facility before joining us.

One of our stockholders has the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

Essen Enterprises, Inc., a Panama corporation, currently owns approximately 61.68% of our common stock and 100% of our Series E preferred stock. As holder of the Series E preferred stock Essen Enterprises, Inc. is entitled, voting separately as a single class, to vote double the number of all other voting shares resulting in 2/3rds of all votes. As a result, it could exert considerable influence over the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors and any transaction that might cause a change in control, such as a merger or acquisition.  Any stockholders in favor of a matter that is opposed by this stockholder cannot overrule the vote of Essen Enterprises, Inc.

Kimberly Palmer is our sole director and officer and the loss of Ms. Palmer could adversely affect our business.

Since Ms. Palmer is currently our sole director and officer, if she were to die, become disabled, or leave our company, we would be forced to retain individuals to replace her. There is no assurance that we can find suitable persons to replace her if that becomes necessary. We have no “Key Man” life insurance at this time.

Risks relating to our retail fish store and coral farm business

Changes in consumer preferences and purchases, and our ability to anticipate and react to them, could negatively affect our business results.

We are a consumer products company in a highly competitive market, and our success depends on our continued ability to offer consumers appealing, high-quality products. Consumer preferences and purchases may shift due to a host of factors, many of which are difficult to predict, including changes in economic conditions, demographic and social trends, public health policies and initiatives, changes in government regulation of our products, and changes in environmental trends.

Production facility disruption could adversely affect our business.

Our retail fish store and coral farm facility is at a single location. A catastrophic event causing physical damage, disruption, or failure at our distillation or bottling facilities could adversely affect our business. A consequence of any of these or other supply or supply chain disruptions could be our inability to meet consumer demand for the affected products for a period of time. In addition, insurance proceeds may be insufficient to cover the replacement value of our inventory of maturing products and other assets if they were to be lost. Disaster recovery plans may not prevent business disruption, and reconstruction of any damaged facilities could require a significant amount of time.

The inherent uncertainty in supply/demand forecasting could adversely affect our business, particularly with respect to our aged products.

The forecasting strategies we use to balance product supply with fluctuations in consumer demand may not be effective for particular years, products, or markets. We cannot be sure that we will be successful in using various levers, such as price, to create the desired balance of available supply and consumer demand for particular years, products, or markets. As a consequence, we may be unable to meet consumer demand for the affected products for a period of time. Furthermore, not having our products in the market on a consistent basis may adversely affect our brand equity and future sales.

Higher costs or unavailability of materials could adversely affect our financial results, as could our inability to obtain certain finished goods.

Weather, the effects of climate change, diseases, and other agricultural uncertainties that affect the mortality, health, yield, quality, or price of the various raw materials used in our products also present risks for our business, including in some cases potential impairment in the recorded value of our inventory. Changes in weather patterns or intensity can disrupt our supply chain as well, which may affect production operations, insurance costs and coverage, as well as the timely delivery of our products to customers.

We face substantial competition in our industry, and wholesalers, or big retailers, or changes to our route-to-consumer model, could hinder the marketing, sale, or distribution of our products.

Consolidation among fish farmers, distributors, wholesalers, or retailers could create a more challenging competitive landscape for our products. Consolidation at any level could hinder the distribution and sale of our products as a result of reduced attention and resources allocated to our brands both during and after transition periods, because our brands might represent a smaller portion of the new business portfolio. Expansion into new product categories by other suppliers, or innovation by new entrants into the market, could increase competition in our product categories. Changes to our route-to-consumer models could result in temporary or longer-term sales disruption, could result in higher implementation-related or fixed costs, and could negatively affect other business relationships we might have with that partner. Distribution network disruption or fluctuations in our product inventory levels at distributors, wholesalers, or retailers could negatively affect our results for a particular period. Further, while we currently believe we have sufficient scale to succeed relative to our major competitors, we nevertheless face a risk that continuing consolidation of large retailers could put us at a competitive disadvantage.

Our competitors may respond to industry and economic conditions more rapidly or effectively than we do. Other suppliers, as well as wholesalers and retailers of our brands, offer products that compete directly with ours for shelf space, promotional displays, and consumer purchases. Pricing (including price promotions, discounting, couponing, and free goods), marketing, new product introductions, entry into our distribution networks, and other competitive behavior by other suppliers, and by wholesalers and retailers who sell their products against ours, could adversely affect our sales, margins, and profitability. While we seek to take advantage of the efficiencies and opportunities that large retail customers can offer, large retail customers often seek lower pricing and purchase volume flexibility, offer own-label competing products, and represent a large number of other competing products. If their leverage continues to increase, it could negatively affect our financial results.

Our business operations may be adversely affected by social, political and economic conditions affecting market risks the demand for and pricing of our products. These risks include:

•

Unfavorable economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, or sale of our fish

•	Dependence upon the continued growth of our family of brands

•	Production facility or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, input materials, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•

Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Business disruption, decline, or costs related to organizational changes, reductions in workforce, or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

We require substantial funds to produce and market our fish and coral.

Development and marketing of our retail fish store and coral farm facility depends upon the results of marketing programs, feasibility studies and the recommendations of qualified professionals. Such activities require substantial funding. Before deciding to produce and market fish and coral at retail, we must consider several significant factors, including, but not limited to:

•	Costs of bringing the products into production;

•	Availability and costs of financing;

•	Ongoing costs of production;

•	Market prices for the products to be produced;

•	Environmental compliance regulations and restraints; and

•	Political climate and/or governmental regulation and control.

Risks related to our common stock

We lack an established trading market for our common stock, and you may be unable to sell your common stock at attractive prices or at all.

There is currently a limited trading market for our common stock in the OTCQB under the symbol “RBCC.” There can be no assurances given that an established public market will be obtained for our common stock or that any public market will last. As a result, we cannot assure you that you will be able to sell your common stock at attractive prices or at all.

The market price for our common stock may be highly volatile.

The market price for our common stock may be highly volatile. A variety of factors may have a significant impact on the market price of our common stock, including:

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competitors;

•	our financial condition, results of operations and prospects;

•	any future issuances of our common stock, which may include primary offerings for cash, and the grant or exercise of stock options from time to time;

•	general market and economic conditions; and

•	any outbreak or escalation of hostilities, which could cause a recession or downturn in our economy.

We may be subject to shareholder litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

Our future sales of common stock by management and other stockholders may have an adverse effect on the then prevailing market price of our common stock.

In the event a public market for our common stock is sustained in the future, sales of our common stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a company registered under the Securities Exchange Act of 1934, as amended, may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information. Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or by restricted common stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our common stock.

We do not expect to pay cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

The extent to which we utilize the Terra First Investment Agreement as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Terra First under the Terra First Investment Agreement on any given day and during the term of the agreement is limited. See “Description of Securities to be Registered” section of this prospectus for additional information. Additionally, we and Terra First may not effect any sales of shares of our common stock under the Terra First Investment Agreement during the continuance of an event of default. Even if we are able to access the full $5 million under the Terra First Investment Agreement, we will still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Terra First under the Terra First Investment Agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.”  Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act.  The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We currently qualify as an “emerging growth company” under the Jumpstart of Business Startups Act of 2012, or the JOBS Act. When we lose that status the costs and demands placed upon our management will increase.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer, ” as defined by the Securities and Exchange Commission, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if we would also no longer qualify as a smaller reporting company.

We are an “emerging growth company” and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits “emerging growth companies” like us, upon becoming a publicly-reporting company, to rely on some of the reduced disclosure requirements that are already available to smaller reporting companies. As long as we qualify as an emerging growth company or a smaller reporting company, we would be permitted to omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above, and are also exempt from the requirement to submit “say-on-pay”, “say-on-pay frequency” and “say-on-parachute” votes to our stockholders and may avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will cease to be an emerging growth company at such time as described in the risk factor immediately above. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could cause our stock price to decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or ourselves. In addition, the OTCQB is subject to extreme price and volume fluctuations in general.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Trading in our common stock on the OTC Markets is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Trading in our common stock is currently published on the OTC Markets. The trading price of our common stock has been subject to wide fluctuations.  Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance.  In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

The sale of our common stock to Terra First may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Terra First could cause the price of our common stock to decline.

We are registering for sale 1,500,000 shares that we may sell to Terra First under the Terra First Investment Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from the date of this prospectus. The number of shares ultimately offered for sale by Terra First under this prospectus is dependent upon the number of shares we elect to sell to Terra First under the Terra First Investment Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Terra First Investment Agreement may cause the trading price of our common stock to decline.

Terra First may ultimately purchase all, some or none of the $5 million of common stock that is the subject of this prospectus. Terra First may sell all, some or none of our shares that it holds or comes to hold under the Investment Agreement. Sales by Terra First of shares acquired pursuant to the Investment Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Terra First in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to Terra First, and the Investment Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Terra First will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Terra First pursuant to the Terra First Investment Agreement will be purchased at a 63.75% discount to the lowest trading price of our common stock during the twenty (20) consecutive trading days immediately before Terra First receives our notice of sale. Terra First has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Terra First sells the shares, the price of our common stock could decrease.  If our stock price decreases, Terra First may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Terra First Investment Agreement.

Pursuant to the Terra First Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Terra First at a price equal to a discount to the lowest volume weighted average price of the common stock for the twenty (20) consecutive trading days before Terra First receives our notice of sale. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering 1,500,000 shares of common stock to be issued under the Terra First Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering 1,500,000 shares of common stock under the registration statement of which this prospectus is a part, pursuant to the Terra First Investment Agreement. Notwithstanding Terra First’s ownership limitation, the 1,500,000 shares will represent approximately 9.96% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by Terra First could depress the market price of our common stock.

We may not have access to the full amount available under the Terra First Investment Agreement.

Our ability to draw down funds and sell shares under the Terra First Investment Agreement requires that this resale registration statement be declared effective and continue to be effective.  This registration statement registers the resale of 1,500,000 shares issuable under the Terra First Investment Agreement, and our ability to sell any remaining shares issuable under the Terra First Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of common stock to Terra First under the Terra First Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Terra First Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Terra First. Accordingly, because our ability to draw down any amounts under the Terra First Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the Terra First Investment Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Terra First Investment Agreement, and as such, Terra First may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

Terra First has agreed, subject to certain exceptions listed in the Terra First Investment Agreement, to refrain from holding an amount of shares which would result in Terra First or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Terra First from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, Terra First could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Terra First Investment Agreement. The proceeds received from any “puts” tendered to Terra First under the Terra First Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the board of directors, in its good faith, deem to be in our best interest.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

DILUTION

The sale of our common stock to Terra First pursuant to the Terra First Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to “advance”, the more shares of our common stock we will have to issue to Terra First pursuant to the Terra First Investment Agreement and our existing shareholders would experience greater dilution.

After giving effect to the sale in this offering of 1,500,000 shares of common stock at an assumed price of $0.18 per share, the closing bid price as of February 23, 2016, a 63.75% discount to $0.06525 per share, our pro forma as adjusted net tangible book value as of December 31, 2015 would have been approximately $(472,792), or $(0.03959) per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.01507 per share to our existing stockholders and an immediate dilution of $0.10484 per share to our new shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public market for common stock

Our common stock began trading on the “Over the Counter” Bulletin Board (“OTC”) under the symbol “RBCC” in September 2010. The following table sets forth, for the period indicated, the prices of the common stock in the over-the-counter market, as reported and summarized by OTC Markets Group, Inc. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions. There is an absence of an established trading market for the Company’s common stock, as the market is limited, sporadic and highly volatile, which may affect the prices listed below.

	High	Low
Fiscal Year Ended March 31, 2015
Quarter ended March 31, 2015	$2.95	$1.20
Quarter ended December 31, 2014	$5.90	$1.50
Quarter ended September 30, 2014	$8.99	$1.60
Quarter ended June 30, 2014	$22.10	$5.00

Fiscal Year Ended March 31, 2014
Quarter ended March 31, 2014	$29.75	$11.50
Quarter ended December 31, 2013	$26.00	$10.00
Quarter ended September 30, 2013	$30.50	$14.00
Quarter ended June 30, 2013	$64.00	$10.00

Our majority shareholders authorized a 1-for-100 common share consolidation or “reverse stock split” effective April 6. 2015. All share and per share amounts are adjusted retroactively for the reverse split.

Holders

We had approximately 7 record holders of our common stock as of February 23, 2016, according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•

our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Common Stock

We are authorized to issue 480,000,000 shares of common stock, with a par value of $0.001. The closing price of common stock of the Company as reported on the OTC Markets (the “OTCQB”) on February 23, 2016, was $0.18. There were 10,560,200 shares of common stock issued and outstanding as of February 23, 2016. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the Company, the holders of common stock will share equally in any balance of the Company’s assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of the Company’s common are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the Board of Directors from funds legally available.

Our Articles of Incorporation, our Bylaws, and the applicable statutes of the state of Nevada contain a more complete description of the rights and liabilities of holders of our securities.

During the year ended March 31, 2015, there was no modification of any instruments defining the rights of holders of the Company’s common stock. However, the rights of holders of the Company’s common stock are limited and qualified as a result of the issuance of the Series E preferred stock that give the holders the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of capital stock.

Effective April 6, 2015, our reincorporation from Florida to Nevada resulted in a one-for-100 reverse stock split. Each shareholder received one share in the Nevada corporation for every 100 shares he held in the Florida corporation. Fractional shares were rounded up to the nearest whole share, and each shareholder received at least five shares.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. Effective May 5, 2015, based on authorization of the board of directors we designated 1,000,000 shares of Series E preferred stock. The Series E preferred stock has a par value of $0.001 and ranks subordinate to the Company’s common stock. The outstanding shares of Series E preferred stock have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of capital stock. On the same date, the Company issued 1,000,000 shares of Series E preferred stock to Essen Enterprises, Inc., a Panama corporation (“Essen”) whose beneficial owner is Filipp Korolev, for compensation in a control transaction. In addition Essen owns 6,513,344 shares of common stock, or approximately 62%, of the Company’ common stock.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Going concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Critical accounting policies

We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and assumptions and apply judgments. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the financial statements are prepared; actual results could differ from our estimates and such differences could be material. We have identified below the critical accounting policies, which are assumptions made by management about matters that are highly uncertain and that are of critical importance in the presentation of our financial position, results of operations and cash flows. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions. On a regular basis, we review our critical accounting policies and how they are applied in the preparation our financial statements.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GOING CONERN - The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the nine months ended December 31, 2015, the Company had a net loss of $676,512 and negative cash flow from operating activities of $454,830. As of December 31, 2015, the Company had negative working capital of $518,425. For the year ended March 31, 2015, the Company had a net loss of $990,233 and generated negative cash flow from operations in the amount of $371,810. In view of these matters, the Company’s ability to continue as a going concern is dependent upon its ability to achieve a level of profitability or to obtain additional capital to finance its operations. The Company intends to finance its future activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

DESCRIPTION OF BUSINESS

History and general overview

Rainbow Coral Corp. was incorporated in Florida August 13, 2010 to build a coral farm facility to develop and grow coral, independent of oceans, as a future farm reserve against the decline of natural wild reefs. We acquired all of the assets and the business of Father Fish Aquarium, Inc. June 13, 2011, for $50,000 cash and have continued the business of Father Fish under our name, Rainbow Coral Corp. As a result, we operate a retail fish store and coral farm facility.

Our subsidiary, Father Fish, is a retail tropical fish store with a license from the Florida Department of Agriculture to raise a number of ornamental animals. Among these are various types of coral and the live food they require for nutrition. In addition, Father Fish raises a number of fresh water and salt water fish and invertebrates. Sales are made out of a retail location in Florida and online to hobbyists and serious collectors and by contracts with local departments of education for classroom and science lab use. Father Fish has a varied customer base and no individual customer is significant to our total sales.

Plan of operation

We plan to develop a larger scale coral farm facility in order to grow, harvest and distribute as many varieties of hard and soft captive-bred coral sizes as possible for use by retail consumers and bio-researchers. The use for coral as a source of potential leading edge medical discoveries is an attractive business opportunity for our coral farming activity.

The coral is attractive to many consumers who can maintain them in a healthy ecosystem aquarium. We believe that coral and other marine aquarium livestock should be supplied by farms or captive breeders, rather than removed from the natural reefs. The additional uses for coral as a source of potential leading edge medical discoveries present an additional opportunity for our coral farming activity. We believe that the world of bio-research is a natural continuation of our core coral propagation business. Because of our belief, on October 23, 2011, we formed a subsidiary, Rainbow Biosciences, LLC, to explore opportunities within the bioscience market. Rainbow Biosciences, LLC is continuing to research opportunities in the bioscience markets.

The Nano3D Biosciences, Inc. agreement

On March 13, 2012, the Company entered into a stock purchase agreement (“N3D Stock Purchase Agreement”) with Nano3D Biosciences, Inc. (“N3D”), a Texas corporation that has developed a unique concept in three dimensional cell research tools. Under the terms of the N3D Stock Purchase Agreement, the Company agreed to acquire 604 shares of common stock of N3D, representing approximately 5% of the outstanding shares on the date of the agreement, for a price of $413.62 per share. The total purchase price of $249,826 was to be paid by making weekly payments of $5,000 until fully paid. Under the terms of the N3D Stock Purchase Agreement, we could discontinue payment of the purchase price at any time by providing written notice to N3D. The Company invested $60,000 in N3D resulting in the acquisition of 145 shares of N3D’s common stock.

The Company suspended payments to N3D in May 2012 because of their delay in reaching certain milestones in the commercialization process. The Company wrote off the investment in full due to the uncertainty about whether the carrying amount is recoverable. During the nine months ended December 31, 2015, the Company paid and expensed $10,000 with N3D.

On February 1, 2013, the Company entered into a joint venture agreement with TheraKine Ltd. (“TheraKine”) in order to explore potential business opportunities to exploit TheraKine’s drug delivery technologies. TheraKine is the developer of a revolutionary, sustained-release drug delivery platform that could soon make local delivery of biologic agents and small molecules safer, more effective, and more convenient than ever before. During the nine months ended December 31, 2015, the Company made no payments toward this joint venture.

The Terra First Investment Agreement

On February 23, 2016, we entered into an investment agreement (the “Terra First Investment Agreement”) with Terra First Enterprises Inc., a Wyoming corporation (“Terra First”). Pursuant to the terms of the Terra First Investment Agreement, Terra First committed to purchase up to $5,000,000 of our common stock over a period of up to thirty-six (36) months.

As a commitment fee in connection with execution of the Terra First Investment Agreement, we delivered to Terra First 500,000 common stock purchase warrants each entitling the holder, upon 61 days’ prior written notice, to the cashless purchase of one share of Common Stock at a price of $.05 per share at any time prior to the expiration of two years after the date thereof.

In connection with the Terra First Investment Agreement, we also entered into a registration rights agreement with Terra First, pursuant to which we are obligated to file a registration statement with the SEC covering shares of our common stock underlying the Terra First Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Terra First Investment Agreement.

The 1,500,000 shares to be registered herein represent 27.41% of the 5,472,770 publicly tradable shares owned by unaffiliated stockholders issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.06525 (equal to 36.25% of the closing price of our common stock of $0.18 on February 23, 2016), we will be able to receive up to $97,875 in gross proceeds, assuming the sale of the entire 1,500,000 shares being registered hereunder pursuant to the Terra First Investment Agreement. Accordingly, we would be required to register an additional 75,128,352 shares to obtain the balance of $4,902,125 under the Terra First Investment Agreement. We are currently authorized to issue 480,000,000 shares of our common stock. Therefor we do not expect that we will not be required to increase our authorized shares in order to receive the entire purchase price. Terra First has agreed to refrain from holding an amount of shares which would result in Terra First owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Terra First Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Terra First will periodically purchase our common stock under the Terra First Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Terra First to raise the same amount of funds, as our stock price declines.

The total investment amount of $5 million was determined based on numerous factors, including the following: Our current running costs are approximately $500,000 per annum, and thus we need a portion of the investment amount to pay general operating expenses. We believe we need the remaining funds for capital expenditures related to promotion of our retail fish store and coral farm facility. While it is difficult to estimate the likelihood that we will need the full investment amount, we believe that we may need the full amount of $5 million funding under the Terra First Investment Agreement.

Purchase of shares under the Terra First Investment Agreement. From time to time during the thirty-six (36) months period commencing with the effectiveness of the registration statement, we may deliver a put notice to Terra First which states the dollar amount that we intend to sell to Terra First on a date specified in the put notice. The purchase price per share to be paid by Terra First shall be calculated at a sixty three & seventy-five hundredths percent (63.75%) discount to the lowest price of the common stock as reported by OTC Markets Group during the twenty (20) consecutive trading days immediately prior to the receipt by Terra First of the put notice. We have reserved 30,000,000 shares of our common stock for issuance under the Terra First Investment Agreement, including 1,500,000 shares included in the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission (the “SEC”). We have more shares reserved than are covered in this registration statement.

Minimum share price. Under the terms of the Terra First Investment Agreement, there is no minimum purchase price for the Put Shares.

Conditions to investor’s obligation. Generally, Terra First is not obligated to purchase any shares under the Investment Agreement unless each of the following conditions are satisfied:

(i)

a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Put Notice;

(ii)

at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed or quoted for trading on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

(iii)

we have complied with its obligations and is otherwise not in breach of or in default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the Investor’s Put Notice Date;

(iv)

no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

(v)	the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (i) through (v) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Our termination rights. The Investment Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No short-selling or hedging by Terra First. Terra First has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Investment Agreement.

Effect of performance of the purchase agreement on our stockholders. The Investment Agreement does not limit the ability of Terra First to sell any or all of the 1,500,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from the date of this prospectus. The sale by Terra First of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Terra First may ultimately purchase all, some or none of the 1,500,000 shares of common stock not yet issued pursuant to the Investment Agreement but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Terra First by us pursuant to the Terra First Investment Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Terra First and the Terra First Investment Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of outstanding shares after giving effect to the purchased shares issued to Terra First. Under the terms of the Terra First Investment Agreement, we authorized the sale to Terra First of up to $5 million of our shares of common stock. We estimate that we will sell the entire number of shares required to receive the full funding of $5 million as described in the Terra First Investment Agreement. Only 1,500,000 are included in this registration statement. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 1,500,000 shares included in this registration statement to Terra First under the Terra First Investment Agreement. In the event we elect to issue more than 1,500,000 shares under the Terra First Investment Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Terra First in this offering is dependent upon the number of shares purchased by Terra First under the Terra First Investment Agreement.

Properties

Executive offices

We lease our corporate offices at 871 Coronado Center Dr, Suite 20, Henderson, Nevada 89052 on a month-to-month basis in an executive office suite. The rent is approximately $120 per month. The amount of space utilized is flexible and depends on our needs for each month.

Our CEO utilizes office space in Houston, Texas, an area of significant biomedical research, on a month-to-month basis through a management agreement from a professional services corporation.

Retail location

We lease a combined retail and warehouse location in Venice, Florida. The space is approximately 3,000 square feet and is adequate for our needs. The lease term is one year. The rent is approximately $2,000 per month.

Employees

Our sole employee is Kimberly Palmer, our president, treasurer, secretary and sole director. Ms. Palmer is not employed under an employment agreement. See, Directors, Executive Officers and Corporate Governance.

Intellectual property

We have no patents or trademarks.

Legal proceedings

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. We are not aware of any proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Nine months ended December 31, 2015 compared to the nine months ended December 31, 2014.

Revenue

Revenue decreased to $84,387 for the nine months ended December 31, 2015, compared to $99,503 for the nine months ended December 31, 2014 due to slower sales during the current period.

Cost of Goods Sold

Cost of goods sold decreased to $34,097 for the nine months ended December 31, 2015, compared to $48,327 for the comparable period in 2014 due to slower sales during the current period.

Gross Profit

Gross profit decreased to $50,290 for the nine months ended December 31, 2015, compared to $51,176 for the nine months ended December 31, 2014. This was a result of the decline in sales partially offset by the decline in cost of goods sold during the current period.

General and Administrative Expenses

We recognized general and administrative expenses in the amount of $583,814 and $408,144 for the nine months ended December 31, 2015 and 2014, respectively. The increase was driven by the issuance of Series E Preferred stock for services, which were valued at $140,000. This was offset by a decrease in our investments in profit participation agreements.

Interest Expense

Interest expense decreased from $360,550 for the nine months ended December 31, 2014 to $127,988 for the nine months ended December 31, 2015. Interest expense for the nine months ended December 31, 2015 included amortization of discount on convertible notes payable in the amount of $95,517, compared to $343,385 for the comparable period of 2014. The remaining amount is the result of the Company entering into interest-bearing convertible notes payable.

Net Loss

We incurred a net loss of $676,512 for the nine months ended December 31, 2015 as compared to $787,518 for the comparable period of 2014. The decrease in the net loss was driven by the decline in interest expense, which was offset by the issuance of Series E Preferred stock for services that were valued at $140,000.

Three months ended December 31, 2015 compared to the three months ended December 31, 2014.

Revenue

Revenue decreased to $28,040 for the three months ended December 31, 2015, compared to $28,182 for the three months ended December 31, 2014. This was due to lower volumes which were offset by higher margins.

Cost of Goods Sold

Cost of goods sold decreased to $9,183 for the three months ended December 31, 2015, compared to $10,592 for the comparable period in 2014 due to lower sales at our fish store.

Gross Profit

Gross profit increased to $18,857 for the three months ended December 31, 2015, compared to $17,590 for the three months ended December 31, 2014 as a result higher margins on our sales.

General and Administrative Expenses

We recognized general and administrative expenses in the amount of $157,049 and $137,213 for the three months ended  December 31, 2015 and ended 2014, respectively. This is a primarily due to increased professional fees and higher costs at our retail fish shop.

Interest Expense

Interest expense decreased from $121,858 for the three months ended December 31, 2014 to $41,566 for the three months ended  December 31, 2015. Interest expense for the three months ended December 31, 2015 included amortization of discount on convertible notes payable in the amount of $27,461, compared to $117,026 for the comparable period of 2014. The remaining amount is the result of the Company entering into interest-bearing convertible notes payable.

Net Loss

We incurred a net loss of $179,758 for the three months ended December 31, 2015 as compared to $251,481 for the comparable period of 2014. The decrease in the net loss was primarily the result of lower interest expense related to the amortization of the discount on our convertible notes payable.

Fiscal year ended March 31, 2015 compared to the fiscal year ended March 31, 2014.

Revenue

Revenue increased to $128,133 for the year ended March 31, 2015, compared to $113,009 for the year ended March, 31, 2014. This is due to a remodeling of the front showroom to drive sales.

Cost of Goods Sold

Cost of goods sold decreased to $69,745 for the year ended March 31, 2015, compared to $113,228 for the comparable period in 2014. In 2014, our cost of goods sold included impairment of obsolete inventory. The remaining decrease is due to our focus on higher margin items, such as saltwater fish and used aquarium equipment.

Gross Profit

Gross profit increased to $58,388 for the year ended March 31, 2015, compared to a loss of $219 for the year ended March 31, 2014. This was primarily driven by the lower obsolete inventory in 2015 and a focus on higher margin saltwater fish and used equipment in 2015.

General and Administrative Expenses

We recognized general and administrative expenses of $564,387 and $557,031 for the years ended March 31, 2015 and 2014, respectively.

Interest Expense

Interest expense decreased from $427,023 for the year ended March 31, 2014 to $404,234 for the year ended March 31, 2015. The decrease is due to lower amortization of beneficial conversion feature during the year ended March 31, 2015.

Net Loss

We incurred a net loss of $990,233 for the year ended March 31, 2015 as compared to $1,097,141 for the comparable period of 2014. The decrease in the net loss was primarily the result of not having impairment expense during the year ending March 31, 2015 and lower interest expense.

Liquidity and Capital Resources

At December 31, 2015, we had cash on hand of $1,372. The company has negative working capital of $518,425. Net cash used in operating activities for the nine months ended December 31, 2015 was $454,830. Cash on hand is adequate to fund our operations for less than one month. We do not expect to achieve positive cash flow from operating activities in the near future. We will require additional cash in order to implement our business plan. There is no guarantee that we will be able to attain fund when we need them or that funds will be available on terms that are acceptable to the Company. We have no material commitments for capital expenditures as of December 31, 2015.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our sole officer and director will serve until a successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our president, secretary/treasurer, and director and vice president is set forth below:

Name	Age	Position
Kimberly Palmer 871 Coronado Center Dr, Suite 200 Henderson, Nevada 89052	47	President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.

Ms. Palmer was appointed as CEO and a member of the board of directors on December 1, 2013.

Biographies

Ms. Palmer is a registered nurse with extensive healthcare experience. She is tasked with implementing the Company’s business strategy in the field of regenerative medicine. From 1997 until the present, she has served as a registered nurse at Vancouver General Hospital in the post anesthetic recovery room and the solid organ transplant/cardiac surgery telemetry unit. In addition, from 2008 to the present, Ms. Palmer has served as a business consultant to private surgeons, providing administrative and clinical support for a variety of medical practices. Ms. Palmer holds a Bachelor of Science, Nursing degree from the University of British Columbia. She is a registered nurse in British Columbia.

Family Relationships

There are no family relationships among our directors, executive officers, or persons nominated to become executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of our directors, persons nominated to become directors, executive officers, promoters or control persons was involved in any of the legal proceedings listed in Item 401 (f) of Regulation S-K.

Arrangements

There are no arrangements or understandings between an executive officer, director or nominee and any other person pursuant to which he was or is to be selected as an executive officer or director.

Code of ethics

We have adopted a code of ethics that applies to our executive officers and employees.

Corporate governance

Our business, property and affairs are managed by, or under the direction of, our board, in accordance with the Nevada Revised Statutes and our bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the board believes are the appropriate corporate governance policies and practices for our Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Director qualifications and diversity

The board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the finance and capital market industries.

In evaluating nominations to the board of directors, our board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Under the National Association of Securities Dealers Automated Quotations definition, an “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individuals having a relationship that, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $120,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of the Company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our outside auditor.

At the present time, we have no independent directors.

Lack of committees

We do not presently have a separately designated audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, the sole director acts in those capacities. We believe that committees of the board are not necessary at this time given that we are in the exploration stage.

The term “Financial Expert” is defined under the Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

Ms. Palmer does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive, given our current operating and financial condition. Further, because we are in the development stage of our business operations, we believe that the services of an audit committee financial expert are not necessary at this time.

The Company may in the future create an audit committee to consist of one or more independent directors. In the event an audit committee is established, of which there can be no assurances given, its first responsibility would be to adopt a written charter. Such charter would be expected to include, among other things:

•

being directly responsible for the appointment, compensation and oversight of our independent auditor, which shall report directly to the audit committee, including resolution of disagreements between management and the auditors regarding financial reporting for the purpose of preparing or issuing an audit report or related work;

•	annually reviewing and reassessing the adequacy of the committee’s formal charter;

•	reviewing the annual audited financial statements with our management and the independent auditors and the adequacy of our internal accounting controls;

•

reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviewing the independence of the independent auditors;

•

reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or its management;

•	reviewing all related party transactions on an ongoing basis for potential conflict of interest situations; and

•	all responsibilities given to the audit committee by virtue of the Sarbanes-Oxley Act of 2002, which was signed into law by President George W. Bush on July 30, 2002.

Risk oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the board for oversight. These risks include, without limitation, the following:

•	Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

•

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

•	Risks and exposures relating to corporate governance; and management and director succession planning.

•	Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and change in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended July 31, 2013, we believe that our executive officers, directors and ten percent stockholders complied with all reporting requirements applicable to them.

EXECUTIVE COMPENSATION

Ms. Palmer is paid $60,000 per year for her services to the company. She does not have a written employment agreement with the company.

The table below summarizes all compensation awards to, earned by, or paid to our named executive officer for all service rendered in all capacities to us for the fiscal years ended March 31, 2015 and 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Kimberly Palmer	2015	$60,000	$2,000	—	—	—	—	—	$62,000
CEO and Director	2014	$17,500	—	—	—	—	—	—	$17,500

Patrick Brown,	2014	$64,000	—	—	—	—	—	—	$64,000
former CEO	2013	$66,000	—	—	—	—	—	—	$66,000

Lou Foxwell, former	2015	$30,000	—	—	—	—	—	—	$30,000
CEO and current	2014	$28,750	—	—	—	—	—	—	$28,750
president of Father Fish	2013	$25,000	—	—	—	—	—	—	$25,000

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)

Kimberly Palmer	—	—	—	—	—	—	—	—	—

Lou Foxwell	—	—	—	—	—	—	—	—	—

Employment Agreements & Retirement Benefits

None of our executive officers is subject to employment agreements, but we may enter into such agreements with them in the future. We have no plans providing for the payment of any retirement benefits.

Director Compensation

Directors receive no compensation for serving on the Board. We have no non-employee directors.

Our Board of Directors is comprised of Kimberly Palmer. Ms. Palmer also serves as the CEO of the Company. None of our directors has or had a compensation arrangement with the Company for director services, nor have any of them been compensated for director services since the Company’s inception.

We reimburse our directors for all reasonable ordinary and necessary business related expenses, but we did not pay director’s fees or other cash compensation for services rendered as a director in the year ended March 31, 2015 to any of the individuals serving on our Board during that period. We have no standard arrangement pursuant to which our directors are compensated for their services in their capacity as directors. We may pay fees for services rendered as a director when and if additional directors are appointed to the Board of Directors.

Director Independence

We do not currently have any independent directors and we do not anticipate appointing additional directors in the foreseeable future. If we engage further directors and officers, however, we plan to develop a definition of independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 23, 2016, with respect to the beneficial ownership of shares of the Company’s common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of the Company’s common stock, (ii) each of our Directors, (iii) each of our Executive Officers, and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of February 23, 2016, there were 10,560,200 shares of the Company’s common stock issued and outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock Owned
Essen Enterprises, Inc.	6,513,344	61.68%
San Francisco, 65 East Street, House No. 35
Panama City, Panama

Kimberly Palmer, CEO & Director	—	0.0%

All directors and executive officers as a group (1) person.	—	0.0%

(1)

Under Rule 13d-3 under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.

(2)	The beneficial owner of Essen Enterprises, Inc. is Filipp Korolev.

(3)

The outstanding shares of Series E preferred share have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of common stock. As a result, Essen Enterprises has 2/rds. of the voting power of all shareholders at any time corporate action requires a vote of shareholders.

(4)

In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  However, the percentage of outstanding shares as shown in this table is based on 10,560,200 shares of common stock outstanding February 23, 2016.

Changes in control

The Company underwent a change in management on January 1, 2013, when Cindy Morrissey resigned as sole director and officer of the Company.  Shareholders holding a majority of the issued and outstanding shares of the common stock elected Kimberly Palmer to serve as the sole director, president, secretary and treasurer. There are currently no arrangements which would result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with related persons

Since January 1, 2013 the Company has not been a party to any transaction in which the amount involved exceed or will exceed $120,000 and in which any of the person who serves as our director and executive officer or with any beneficial owners of more than 5% of our common stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Director independence

Quotations for our common stock are entered on the Over-the-Counter Bulletin Board inter-dealer quotation system and the OTC Markets, which does not have director independence requirements. For purposes of determining director independence, we applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. As a result, we do not have any independent directors. Our sole director, Kimberly Palmer, is also the Company’s principal executive officer.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in our Form 8-K filed August 19, 2013, on July 26, 2013, we dismissed the registered independent public accountant, Messineo & Co, CPAs, LLC (“M&Co”) of Clearwater, Florida. M&Co’s report on the financial statements for the years ended March 31, 2013 and 2012, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern. Our Board of Directors participated in and approved the decision to change independent accountants.

Through the period covered by the financial audit for the years ended March 31, 2013 and 2012 and through the date of dismissal, there have been no disagreements with M&Co on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of M&Co would have caused them to make reference thereto in their report on the financial statements. During the years ended March 31, 2013 and 2012 and the interim period through July 26, 2013, there have been no reportable events with us as set forth in Item 304(a)(1)(iv) of Regulation S-K.

Also on July 26, 2013, the Company engaged GBH CPAs, PC (“GBH”) of Houston, Texas, as its new registered independent public accountant. During the years ended March 31, 2013 and 2012 and prior to July 26, 2013 (the date of the new engagement), we did not consult with GBH regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by GBH, in either case where written or oral advice provided by GBH would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

As reported in our Form 8-K filed November 4, 2015, On October 15, 2015, GBH CPAs, PC of Houston, Texas (“GBH”) informed Rainbow Coral Corp. (the “Company”) of their resignation as our independent registered public accounting firm. GBH’s report on the financial statements for the years ended March 31, 2015 and 2014 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

On October 26, 2015, the Company engaged Malone Bailey LLP of Houston, Texas (“Malone Bailey”) as its new independent registered public accounting firm. During the years ended March 31, 2015 and 2014 and prior to October 26, 2015 (the date Malone Bailey was engaged), we did not consult with Malone Bailey regarding (1) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by Malone Bailey, in either case where written or oral advice provided by Malone Bailey would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issued or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively.

SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of February 23, 2016, there were 10,560,200 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,

•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus, and

•

the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Terra First Enterprises Inc.	-0-	1,500,000	-0-	-0-%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Terra First Investment Agreement, Terra First committed to purchase up to $5,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Terra First which states the dollar amount that we intend to sell to Terra First on a date specified in the put notice. The purchase price per share to be paid by Terra First shall be calculated at a sixty three and seventy five hundredths percent (63.75%) discount to the lowest trading price of the common stock as reported by Bloomberg, L.P. during the twenty (20) consecutive trading days immediately prior to the receipt by Terra First of the put notice. We have reserved 30,000,000 shares of our common stock for issuance under the Terra First Investment Agreement. We have more shares reserved than are covered in this registration statement.

As a commitment fee in connection with execution of the Terra First Investment Agreement, we delivered to Terra First 500 thousand common stock purchase warrants each entitling the holder, upon 61 days’ prior written notice, to the cashless purchase of one share of Common Stock at a price of $.05 per share at any time prior to the expiration of two years after the date thereof.

In connection with the Terra First Investment Agreement, we also entered into a registration rights agreement with Terra First, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering shares of our common stock underlying the Terra First Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Terra First Investment Agreement.

The Terra First Investment Agreement is not transferable.  However, upon receipt of a put notice, Terra First may privately assign the put notice or the put shares to a third party who will be obligated to deliver the funds to us in the same amount and at the same time Terra First is obligated to deliver the funds, regardless of whether the put notice or put shares has been assigned.

At an assumed purchase price of $0.06525 (equal to 36.25% of the closing price of our common stock of $0.18 on February 23, 2016), we will be able to receive up to $97,875 in gross proceeds, assuming the sale of the entire 1,500,000 shares being registered hereunder pursuant to the Terra First Investment Agreement. Accordingly, we would be required to register an additional 75,128,352 shares to obtain the balance of $4,902,125 under the Terra First Investment Agreement. We are currently authorized to issue 480,000,000 shares of our common stock. Therefor we do not expect that we will not be required to increase our authorized shares in order to receive the entire purchase price. Terra First has agreed to refrain from holding an amount of shares which would result in Terra First owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

The selling stockholder may also sell shares of common stock in reliance on the safe harbor of Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Terra First has informed us that each such broker-dealer will receive commissions from Terra First which will not exceed customary brokerage commissions.

Terra First is an “underwriter” within the meaning of the Securities Act.

Neither we nor Terra First can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Terra First, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Terra First and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Terra First has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Terra First specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We may suspend the sale of shares by Terra First pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Terra First.

Regulation M

We have advised Terra First that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Terra First is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Terra First that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Terra First of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Terra First Investment Agreement, Terra First shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 1,500,000 shares of our common stock offered by the selling stockholder. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been included as exhibits to the registration statement of which this prospectus forms a part.

Authorized capital stock

We are authorized to issue 480,000,000 shares of common stock, $0.001 par value per share.

Common stock

As of February 23, 2016 10,560,200 shares of common stock were issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

As a commitment fee in connection with execution of the Terra First Investment Agreement, we delivered to Terra First 500,000 common stock purchase warrants each entitling the holder, upon 61 days’ prior written notice, to the cashless purchase of one share of Common Stock at a price of $.05 per share at any time prior to the expiration of two years after the date thereof.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Registration rights

In accordance with the registration rights agreement entered into with Terra First, Terra First is entitled to certain rights with respect to the registration of the shares of common stock issued in connection with the Investment Agreement.

We are obligated to file a registration statement with respect to the put shares. Upon becoming effective, such registration statement shall remain effective at all times until the earliest of (i) the date that is three months after the completion of the last sale of common shares under the Terra First Investment Agreement, or (ii) the date Terra First no longer owns any of the put shares. We must also use all commercially reasonable efforts to register and/or qualify the put shares under such other securities or blue sky laws of such jurisdictions as Terra First may reasonably request and in which significant volumes of shares of our common stock are traded.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of Terra First.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that it will indemnify its officers and directors to the full extent permitted by the Nevada Revised Statutes. Our bylaws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by the Nevada Revised Statutes, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Sonfield & Sonfield, Houston, Texas.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by GBH CPAs, PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by MaloneBailey, LLP, an independent registered public accountant, to the extent and for the periods set forth in his report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

RAINBOW CORAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2015	March 31, 2015
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,372	$5,180
Prepaid expenses	—	1,095
Inventory	2,736	1,139
Total current assets	4,108	7,414

Fixed assets net of accumulated depreciation of $4,473 and $2,795, respectively	2,236	3,914
Security deposits	350	—
TOTAL ASSETS	$6,694	$11,328

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$229,882	$274,684
Bank overdraft	284	—
Related party advances payable	201,005	165,214
Current portion of convertible notes payable, net of discount of $116,664 and $0, respectively.	59,865	—
Short-term notes payable	844	13,734
Current portion of long-term notes payable	13,079	—
Current portion of accrued interest payable	17,574	—
Total current liabilities	522,533	453,632

Convertible notes payable, net of discount of $449,371 and $237,643, respectively	14,173	164,238
Notes payable	28,201	37,352
Accrued interest payable	12,452	14,127
TOTAL LIABILITIES	577,359	669,349

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common Stock, $0.001 par value; 480,000,000 shares authorized; 10,440,782 shares and 342,106 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively	10,441	342
Preferred Stock, $0.001 stated value; 20,000,000 shares authorized; 1,000,000 and 0 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively	1,000	—
Additional paid-in capital	4,017,194	3,264,425
Accumulated deficit	(4,599,300)	(3,922,788)
Total stockholders’ deficit	(570,665)	(658,021)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$6,694	$11,328

The accompanying notes are an integral part of these unaudited consolidated financial statements.

RAINBOW CORAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine months ended December 31,		Three months ended December 31,
	2015	2014	2015	2014

REVENUE	$84,387	$99,503	$28,040	$28,182
COST OF GOODS SOLD	34,097	48,327	9,183	10,592

GROSS PROFIT	50,290	51,176	18,857	17,590

OPERATING EXPENSES
Expenses related to joint ventures and business development activities	15,000	70,000	—	10,000
General and administrative expenses	583,814	408,144	157,049	137,213
Total operating expenses	598,814	478,144	157,049	147,213

LOSS FROM OPERATIONS	(548,524)	(426,968)	(138,192)	(129,623)

OTHER INCOME (EXPENSE)
Interest expense	(127,988)	(360,550)	(41,566)	(121,858)
Total other income (expense)	(127,988)	(360,550)	(41,566)	(121,858)

NET LOSS	$(676,512)	$(787,518)	$(179,758)	$(251,481)

NET LOSS PER COMMON SHARE – Basic and diluted	$(0.09)	$(2.71)	$(0.02)	$(0.77)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: Basic and diluted	7,183,130	290,241	10,260,906	325,418

The accompanying notes are an integral part of these unaudited consolidated financial statements.

RAINBOW CORAL CORP.

STATEMENT OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock		Series E Preferred Stock		Additional Paid In	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE, March 31, 2015	342,106	$342	—	$—	$3,264,425	$(3,922,788)	$(658,021)

Shares issued for conversion of notes payable	10,093,994	10,094	—	—	189,865	—	199,959
Discount on issuance of convertible note payable	—	—	—	—	423,909	—	423,909
Preferred stock issued for control	—	—	1,000,000	1,000	139,000	—	140,000
Share rounding on reverse split	4,682	5	—	—	(5)	—	—
Net loss	—	—	—	—	—	(676,512)	(676,512)

BALANCE, December 31, 2015	10,440,782	$10,441	1,000,000	$1,000	$4,017,194	$(4,599,300)	$(570,665)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

RAINBOW CORAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(676,512)	$(787,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible note payable	95,517	343,385
Depreciation	1,678	3,780
Preferred stock issued for control	140,000	—
Changes in operating assets and liabilities:
Inventory	(1,597)	(3,073)
Prepaid expenses	1,095	491
Security deposits	(350)	—
Accounts payable and accrued liabilities	(44,802)	128,616
Accrued interest payable	30,141	17,165
NET CASH USED IN OPERATING ACTIVITIES	(454,830)	(297,154)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	423,909	237,187
Proceeds from related party advances	35,791	21,926
Proceeds from issuance of notes payable	—	3,930
Repayments of notes payable	(8,962)	—
Bank overdraft	284	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	451,022	263,043

NET DECREASE IN CASH	(3,808)	(34,111)

CASH, at the beginning of the period	5,180	65,373

CASH, at the end of the period	$1,372	$31,262

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$(2,330)	$—
Taxes	$—	$—

Noncash investing and financing transaction:
Refinance of accounts payable into convertible notes payable	$—	$125,059
Refinance of advances into convertible notes payable	$423,909	$386,640
Beneficial conversion discount on convertible note payable	$423,909	$360,299
Conversion of convertible notes payable.	$199,959	$369,322

The accompanying notes are an integral part of these unaudited consolidated financial statements.

RAINBOW CORAL CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015

Note 1. General Organization and Business

Rainbow Coral Corp. (the “Company”), a Nevada corporation, was incorporated on August 13, 2010. The Company’s year-end is March 31.

We were formed to build a coral farm facility to develop and propagate (or grow) live coral, independent of the oceans, as a future farm reserve against the decline of natural wild reefs. We intend to grow, harvest, and distribute as many varieties of hard and soft sizes as possible of captive-bred corals that are attractive, to as many consumers as possible who can maintain them in a healthy ecosystem aquarium. We believe that coral and other marine aquarium livestock should be supplied by farms or captive breeders, rather than removed from the natural reefs. The additional uses for coral as a source of potential leading edge medical discoveries are an attractive opportunity for the Company’s coral farming activity. We believe that the world of bioresearch is a natural continuation of our core coral propagation business. Accordingly, on October 23, 2011, we formed a subsidiary, Rainbow Biosciences, LLC to look into the opportunities within the bioscience market. Rainbow Biosciences, LLC will continue to research opportunities into the bioscience markets.

On May 5, 2015, we reincorporated from Florida to Nevada. On May 29, 2015, each shareholder received one share in the Nevada company for each 100 shares they held in the Florida company. Fractional shares were rounded up, and each shareholder received at least five shares. The executive officers and directors of the Nevada company are unchanged from the executive officers and directors of the Florida company. All share and per share amounts have been retroactively restated to reflect the reverse split.

Joint Ventures

On March 13, 2012, the Company entered into a stock purchase agreement (“N3D Stock Purchase Agreement”) with Nano3D Biosciences, Inc. (“N3D”), a Texas corporation that has developed a unique concept in three dimensional cell research tools. Under the terms of the N3D Stock Purchase Agreement, the Company agreed to acquire 604 shares of common stock of N3D, representing approximately 5% of the outstanding shares on the date of the agreement, for a price of $413.62 per share. The total purchase price of $249,826 was to be paid by making weekly payments of $5,000 until fully paid. Under the terms of the N3D Stock Purchase Agreement, we could discontinue payment of the purchase price at any time by providing written notice to N3D. The Company invested $60,000 in N3D resulting in the acquisition of 145 shares of N3D’s common stock.

The Company suspended payments to N3D in May 2012 because of their delay in reaching certain milestones in the commercialization process. The Company wrote off the investment in full due to the uncertainty about whether the carrying amount is recoverable. During the nine months ended December 31, 2015, the Company paid and expensed $10,000 with N3D.

On February 1, 2013, the Company entered into a joint venture agreement with TheraKine Ltd. (“TheraKine”) in order to explore potential business opportunities to exploit TheraKine’s drug delivery technologies. TheraKine is the developer of a revolutionary, sustained-release drug delivery platform that could soon make local delivery of biologic agents and small molecules safer, more effective, and more convenient than ever before. During the nine months ended December 31, 2015, the Company made no payments toward this joint venture.

Note 2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the nine months ended December 31, 2015, the Company had a net loss of $676,512 and negative cash flow from operating activities of $454,830. As of December 31, 2015, the Company had negative working capital of $518,425. Management does not anticipate having positive cash flow from operations in the near future.

These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company does not have the resources at this time to repay its credit and debt obligations, make any payments in the form of dividends to its shareholders or implement its business plan. Without additional capital, the Company will not be able to remain in business.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to implement the Company’s business plan. Management will continue to seek out debt financing to obtain the capital required to meet the Company’s financial obligations. There is no assurance, however, that lenders will continue to advance capital to the Company or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise doubts about the Company’s ability to continue as a going concern.

In the long term, management believes that the Company’s projects and initiatives will be successful and will provide cash flow to the Company, which will be used to finance the Company’s future growth. However, there can be no assurances that the Company’s planned activities will be successful, or that the Company will ultimately attain profitability. The Company’s long-term viability depends on its ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations, and the ability of the Company to achieve adequate profitability and cash flows from operations to sustain its operations.

Note 3. Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying these unaudited financial statements have been prepared in accordance with accounting principles generally accepted accounting in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended March 31, 2015 and notes thereto and other pertinent information contained in our Form 10-K the Company has filed with the Securities and Exchange Commission (the “SEC”).

The results of operations for the nine month period ended December 31, 2015 are not necessarily indicative of the results to be expected for the full fiscal year ending March 31, 2016.

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC. The financial statements have been prepared using the accrual basis of accounting in accordance with GAAP.

Principles of Consolidation

The consolidated financial statements include the accounts and operations of Rainbow Coral Corp., and its wholly owned subsidiaries, Rainbow Biosciences, LLC and Father Fish Aquarium, Inc. (collectively referred to as the “Company”). All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Recently Issued Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 4. Convertible Notes Payable

During the nine months ended December 31, 2015, Vista View Ventures, Inc. (“Vista View”) advanced $423,909 to the Company for working capital. Vista View paid the advances to KMDA, and subsequently KMDA paid them to the Company on behalf of Vista View. These advances are typically memorialized into a convertible note payable on a quarterly basis as discussed below.

Convertible notes payable consist of the following as of December 31, 2015 and March 31, 2015:

	December 31, 2015	March 31, 2015
Convertible note dated June 30, 2014, bearing interest at 10% per annum, maturing June 30, 2016 and convertible into shares of common stock at $0.02 per share	2,322	62,980
Convertible note dated September 30, 2014, bearing interest at 10% per annum, maturing September 30, 2016 and convertible into shares of common stock at $0.01 per share	80,133	80,133
Convertible note dated December 31, 2014, bearing interest at 10% per annum, maturing December 31, 2016 and convertible into shares of common stock at $0.01 per share	94,074	94,074
Convertible note dated December 31, 2014, bearing interest at 10% per annum, maturing December 31, 2016 and convertible into shares of common stock at $0.02 per share.	—	125,059
Convertible note dated March 31, 2015, bearing interest at 10% per annum, maturing March 31, 2017 and convertible into shares of common stock at $0.007 per share	39,635	39,635
Convertible note dated June 30, 2015, bearing interest at 10% per annum, maturing June 30, 2017 and convertible into shares of common stock at $0.25 per share.	54,006	—
Convertible note dated September 30, 2015, bearing interest at 10% per annum, maturing September 30, 2018, and convertible into shares of common stock at $0.25 per share.	267,558	—
Convertible note dated December 31, 2015, bearing interest at 10% per annum, maturing December 31, 2018 and convertible into shares of common stock at $0.09 per share	102,345	—
Total convertible notes payable	$640,073	$401,881

Less: current portion of convertible notes payable	(176,529)	—
Less: discount on convertible notes payable	(449,371)	(237,643)
Convertible notes payable, net of discount	$14,173	$164,238

Current portion of convertible notes payable	176,529	—
Less: discount on current portion of convertible notes payable	(116,664)	—
Current portion of convertible notes payable, net of discount	$59,865	$—

Convertible notes issued

During the nine months ended December 31, 2015, the Company signed Convertible Promissory Notes totaling $423,909 with Vista View Ventures, Inc. that memorialize non-interest bearing periodic advances into convertible notes payable. The Convertible Promissory Notes bear interest at 10% per annum and are payable along with accrued interest at maturity. The Convertible Promissory Note and unpaid accrued interest are convertible into common stock at the option of the holder. The holder of the notes may not convert the convertible promissory note into common stock if that conversion would result in the holder owning more than 4.99% of the Company’s outstanding common stock on the conversion date.

Date Issued	Maturity Date	Interest Rate	Conversion Rate	Note Amount
June 30, 2015	June 30, 2017	10%	$0.25	$54,006
September 30, 2015	September 30, 2018	10%	0.25	267,558
December 31, 2015	December 31, 2018	10%	0.09	102,345
Total				$423,909

The Company evaluated the terms of the notes in accordance with ASC Topic No. 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. We determined that the conversion features did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. We evaluated the conversion features for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the notes and was deemed to be less than the market value of underlying common stock at the inception of the note. Therefore, we recognized a discount for the beneficial conversion features of $423,909, in aggregate, on the date the notes were signed. We amortize the discounts for the notes dated June 30, 2015; September 30, 2015 and December 31, 2015 at effective interest rate of 277.49%; 222.23% and 224.88%, respectively. The beneficial conversion feature was recorded as an increase in additional paid-in capital and a discount to the convertible notes payable. The discount to the convertible notes payable will be amortized to interest expense over the life of the notes. During the nine months ended December 31, 2015 and 2014, the Company amortized discounts on convertible notes payable of $95,517 and $343,385, respectively, to interest expense.

Conversions to Common Stock

During the nine months ended December 31, 2015, Essen Enterprises, Inc. (“Essen”), the original payee of the Convertible Note Payable dated December 31, 2014 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.02 per share. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Shares of Common Stock Issued
June 1, 2015	$130,267	6,513,344
Total	$130,267	6,513,344

As a result of this conversion, Essen became a significant shareholder of the Company.

During the nine months ended December 31, 2015, the holders of the Convertible Note Payable dated June 30, 2014 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.02 per share. On the conversion date, the unamortized discount related to the principal amount converted was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Shares of Common Stock Issued
June 5, 2015	$13,600	680,000
July 8, 2015	1,400	70,000
July 16, 2015	7,520	376,000
July 22, 2015	3,220	161,000
July 23, 2015	995	49,750
July 24, 2015	4,920	246,000
August 3, 2015	2,200	110,000
August 11, 2015	3,860	193,000
August 18, 2015	2,040	102,000
August 26, 2015	4,280	214,000
September 11, 2015	5,560	278,000
September 24, 2015	4,000	200,000
September 29, 2015	7,449	372,450
October 1, 2015	5,940	297,000
October 8, 2015	789	39,450
Total	$67,773	3,388,650

During the nine months ended December 31, 2015, the holders of the Convertible Note Payable dated September 30, 2014 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.01 per share. On the conversion date, the unamortized discount related to the principal amount converted was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Shares of Common Stock Issued
December 22, 2015	$1,920	192,000
Total	$1,920	192,000

In connection with the 1 for 100 reverse common stock split on May 29, 2015, the conversion rates of the outstanding convertible notes payable were not modified. As a result, in the event all potentially issuable shares were converted, the holders of the existing notes at December 31, 2015 would be issued 27,841,559 shares of common stock representing approximately 99% of the Company’s total shares outstanding on an if-converted basis. The holders of the notes are limited to holding no greater than 4.99% of the common stock at any time.

Note 5. Long-term Notes Payable

On December 30, 2013, we entered into a promissory note for $50,000 with a third party bearing interest at 5% per annum. Under the terms of the note payable, the Company is required to pay the note payable beginning on January 1, 2015 and over a period of 4 years. At December 31, 2015 and March 31, 2015, we owed the noteholder $41,280 and $48,150, respectively.

During the year ended March 31, 2015, we entered into a promissory note for $5,000 with a third party bearing interest at 5% per annum. Under the terms of the note payable, we are required to repay the note in twenty-six equal monthly installments beginning October 2014. At December 31, 2015 and March 31, 2015, we owed the noteholder $844 and $2,936, respectively.

Note 6. Related Party Transactions

During the nine months ended December 31, 2015 and 2014, the Company paid consulting fees of $47,115 and $49,500, respectively, to Kimberly Palmer for her services as CEO of the Company.

During the nine months ended December 31, 2015, Mr. Foxwell, the president of Father Fish, advanced $35,791 to our subsidiary, Father Fish, for working capital. As of December 31, 2015 and March 31, 2015, related party advances payable to Mr. Foxwell totaled $201,005 and $165,214, respectively. The advances bear no interest and are due on demand.

On July 22, 2015, we issued 1,000,000 shares of Series E Preferred stock to Essen Enterprises. See Note 7.

Services Provided by KM Delaney & Assoc.

During the nine months ended December 31, 2015 and 2014, KM Delaney & Assoc. (“KMDA”) has provided office space and certain administrative functions to us. The services provide include a furnished executive suite, use of office equipment and supplies, accounting and bookkeeping services, treasury and cash management services, financial reporting, and other support staffing requirements. As part of the services provided to the Company, KMDA receives the advances from the lender (See note 4.) and disburses those funds to us. During the nine months ended December 31, 2015 and 2014, KMDA billed us $142,881 and us $127,264, respectively, for those services. As of December 31, 2015 and March 31, 2015, we owed KMDA $174,760 and $245,365, respectively. These amounts are included in accounts payable and accrued liabilities on the balance sheet.

Note 7. Stockholders’ Equity

On May 29, 2015, the Company reincorporated from Florida to Nevada. The Company’s board of directors and majority shareholder consented to the reincorporation. Each of our shareholders on the record date received one share of the Nevada Company’s common stock for each 100 shares of common stock they own in the Florida company. The information contained herein gives retroactive effect to the stock split for all periods presented. Fractional shares were rounded up to the next whole share, and each shareholder received at least five shares. Following the reincorporation, the Company is authorized to issue 500 million shares of common stock and 20 million shares of preferred stock, each with a par value of $0.001 per share.

At December 31, 2015, the Company had 26,014,935 potentially issuable common shares with exercise prices ranging from $0.09 per share to $0.25 per share. The exercise prices of the convertible debt were not modified as a result of the reincorporation and the stock split. See Note 5.

Preferred Stock

On July 22, 2015, we issued 1,000,000 shares of Series E Preferred stock to Essen Enterprises, Inc (“Essen”). The beneficial owner of Essen is Filipp Korolev. On that date, Essen owned 6,513,344 shares of our common stock, which constituted 63.55% of our outstanding common shares. The Series E Preferred stock is subordinate to our common stock and does not participate in dividends or equity distributions. The Series E preferred stock has ⅔ voting control of the company. The shares were issued so that Essen could retain stable control of the Company, which could have been lost as a result of expected issuance of common stocks resulting from conversion of our convertible notes. These shares were valued at $140,000 which was the estimated market value of the Series E Preferred Stock on the date of the transaction. The market value was determined by estimating the market value of the controlling interest in a public company.

Conversion of shares

During the nine months ended December 31, 2015, the holders of our convertible notes elected to convert principal and accrued interest of  $199,959 into 10,093,994 shares of common stock.

Note 8. Business Segments

The Company has two reportable operating segments: (1) aquarium and aquarium supplies and (2) medical technology. These reportable segments are managed separately due to differences in their products.

The only segment that generates revenue is aquarium and aquarium supplies. Management evaluates and monitors performance of this segment primarily through, among other measures, gross profit. The medical technology segment is in the development stage and not begun to generate revenue.

The results of operations and financial position of the two reportable operating segments and corporate were as follows:

Results of Operations:

	Nine months ended December 31,		Three months ended December 31,
	2015	2014	2015	2014

REVENUE
Aquarium and aquarium supplies	$84,387	$99,503	$28,040	$28,182
Medical technology	—	—	—	—
Corporate	—	—	—	—
	$84,387	$99,503	$28,040	$28,182

GROSS PROFIT
Aquarium and aquarium supplies	$50,290	$51,176	$18,857	$17,590
Medical technology	—	—	—	—
Corporate	—	—	—	—
	$50,290	51,176	$18,857	17,590

GENERAL AND ADMINISTRATIVE EXPENSE
Aquarium and aquarium supplies	$72,827	$83,376	$25,254	$23,902
Medical technology	15,000	70,000	—	10,000
Corporate	510,987	324,768	131,795	113,311
	$598,814	$478,144	$157,049	$147,213

Corporate operating expense includes general and administrative costs not allocated to operating segments.

	December 31, 2015	March 31, 2015

TOTAL ASSETS
Aquarium and aquarium supplies	$5,528	$6,800
Medical technology	—	—
Corporate	1,166	4,528
	$6,694	$11,328

Note 9. Subsequent Events

The Company evaluated material events occurring between the end of our fiscal year, March 31, 2016, and through the date when the consolidated financial statements were available to be issued for disclosure consideration.

On January 20, 2016, the holders of the convertible promissory note dated June 30, 2014 converted $2,388 of principal and accrued interest into 119,418 shares of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Rainbow Coral Corp.

Henderson, Nevada

We have audited the accompanying consolidated balance sheets of Rainbow Coral Corp. as of March 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Rainbow Coral Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow Coral Corp., as of March 31, 2015 and 2014, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has negative cash flows from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

July 14, 2015

RAINBOW CORAL CORP.

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	March 31, 2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,180	$65,373
Prepaid expenses	1,095	841
Inventory	1,139	5,249
Total current assets	7,414	71,463

Fixed assets net of accumulated depreciation of $2,795 and $7,615, respectively	3,914	6,282
TOTAL ASSETS	$11,328	$77,745

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$274,684	$191,780
Advances payable	—	149,453
Related party advances payable	165,214	131,505
Current portion of notes payable	13,734	2,843
Total current liabilities	453,632	475,581

Convertible notes payable, net of discount of $237,643 and $215,716, respectively	164,238	13,111
Notes payable	37,352	47,157
Accrued interest payable	14,127	11,201
TOTAL LIABILITIES	669,349	547,050

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and 2014, respectively	—	—
Common stock, $0.001 par value; 480,000,000 shares authorized; 342,106 and 228,521 shares issued and outstanding at March 31, 2015 and 2014, respectively	342	229
Additional paid-in capital	3,264,425	2,463,021
Accumulated deficit	(3,922,788)	(2,932,555)
Total stockholders’ deficit	(658,021)	(469,305)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$11,328	$77,745

The accompanying notes are an integral part of these consolidated financial statements.

RAINBOW CORAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended March 31,
	2015	2014

REVENUE	$128,133	$113,009
COST OF GOODS SOLD	69,745	113,228

GROSS PROFIT	58,388	(219)

OPERATING EXPENSES
Expenses related to joint ventures and business development activities	80,000	85,000
General and administrative expenses	564,387	557,031
Impairment of goodwill	—	27,868
LOSS FROM OPERATIONS	(585,999)	(670,118)

OTHER EXPENSE
Interest expense	(404,234)	(427,023)

NET LOSS	$(990,233)	$(1,097,141)

NET LOSS PER COMMON SHARE – Basic and diluted	$(3.27)	$(6.59)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – Basic and diluted	302,693	166,360

The accompanying notes are an integral part of these consolidated financial statements.

RAINBOW CORAL CORP.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit	Deficit

BALANCE, March 31, 2013	125,200	$125	$1,600,331	$(1,835,414)	$(234,958)
Shares issued for conversion of notes payable	103,321	104	446,005	—	446,109
Discount on issuance of convertible note payable	—	—	416,685	—	416,685
Net loss	—	—	—	(1,097,141)	(1,097,141)

BALANCE, March 31, 2014	228,521	$229	$2,463,021	$(2,932,555)	$(469,305)

Shares issued for conversion of notes payable	113,585	113	401,469	—	401,582
Discount on issuance of convertible notes payable	—	—	399,935	—	399,935
Net loss	—	—	—	(990,233)	(990,233)

BALANCE, March 31, 2015	342,106	$342	$3,264,425	$(3,922,788)	$(658,021)

The accompanying notes are an integral part of these consolidated financial statements.

RAINBOW CORAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(990,233)	$(1,097,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible notes payable	378,008	398,067
Depreciation	2,368	5,854
Impairment of goodwill	—	27,868
Impairment of inventory	—	14,500
Changes in operating assets and liabilities:
Inventory	4,110	9,271
Prepaid expenses	(254)	(491)
Accounts payable and accrued liabilities	207,963	74,429
Accrued interest payable	26,228	35,825
NET CASH USED IN OPERATING ACTIVITIES	(371,810)	(531,818)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	—	(6,708)
NET CASH USED IN INVESTING ACTIVITIES	—	(6,708)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	276,822	432,683
Proceeds from related party advances	33,709	38,442
Repayments of related party advances	—	(1,818)
Proceeds from notes payable	5,000	50,000
Repayments of notes payable	(3,914)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	311,617	519,307

NET DECREASE IN CASH	(60,193)	(19,219)

CASH, at the beginning of the period	65,373	84,592

CASH, at the end of the period	$5,180	$65,373

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Taxes	$—	$—

Noncash investing and financing activities:
Refinance of advances into convertible notes payable	$426,275	$416,685
Refinance of accounts payable into convertible notes payable	$125,059	$—
Beneficial conversion discount on convertible notes	$399,935	$416,685
Conversion of convertible notes to common stock	$401,582	$446,109

The accompanying notes are an integral part of these consolidated financial statements.

RAINBOW CORAL CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2015

Note 1. Background Information

RAINBOW CORAL CORP. (the “Company”) was formed to build a coral farm facility to develop and propagate (or grow) live coral, independent of the oceans, as a future farm reserve against the decline of natural wild reefs. We intend to grow, harvest, and distribute as many varieties of hard and soft sizes as possible of captive-bred corals that are attractive, to as many consumers as possible who can maintain them in a healthy ecosystem aquarium. We believe that coral and other marine aquarium livestock should be supplied by farms or captive breeders, rather than removed from the natural reefs. The additional uses for coral as a source of potential leading edge medical discoveries are an attractive opportunity for the Company’s coral farming activity. We believe that the world of bioresearch is a natural continuation of our core coral propagation business. Accordingly, on October 23, 2011, the Company formed a subsidiary, Rainbow Biosciences, LLC to look into the opportunities within the bioscience market. Rainbow Biosciences, LLC will continue to research opportunities into the bioscience markets.

The Company was incorporated in Florida on August 13, 2010. The Company’s fiscal year end is March 31.

On May 29, 2015, we reincorporated from Florida to Nevada. Each shareholder received one share in the Nevada company for each 100 shares they held in the Florida company. Fractional shares were rounded up, and each shareholder received at least five shares. The stock split did not modify the conversion price of the Company’s debt agreements which could substantially dilute existing and future shareholders upon conversion. The Nevada company is authorized to issue 480 million shares of common stock and 20 million shares of preferred stock, each with a par value of $0.001 per share. The board of directors and officers of the Nevada company consists of the same persons who are currently directors and officers.

All share and per share amounts have been retroactively restated in the accompanying financial statements and notes to financial statements to reflect this reverse stock split.

Joint Ventures

On March 13, 2012, the Company entered into a stock purchase agreement (“N3D Stock Purchase Agreement”) with Nano3D Biosciences, Inc. (“N3D”), a Texas corporation that has developed a unique concept in three dimensional cell research tools. Under the terms of the N3D Stock Purchase Agreement, the Company agreed to acquire 604 shares of common stock of N3D, representing approximately 5% of the outstanding shares on the date of the agreement, for a price of $413.62 per share. The total purchase price of $249,826 was to be paid by making weekly payments of $5,000 until fully paid. Under the terms of the N3D Stock Purchase Agreement, we could discontinue payment of the purchase price at any time by providing written notice to N3D. The Company invested $60,000 in N3D resulting in the acquisition of 145 shares of N3D’s common stock.

The Company discontinued payments to N3D in May 2012 because of their delay in reaching certain milestones in the commercialization process. The Company wrote off the investment in full due to the uncertainty about whether the carrying amount is recoverable. During the year ended March 31, 2015, the Company paid and expensed $60,000 with N3D.

On February 1, 2013, the Company entered into a joint venture agreement with TheraKine Ltd. (“TheraKine”) in order to explore potential business opportunities to exploit TheraKine’s drug delivery technologies. TheraKine is the developer of a revolutionary, sustained-release drug delivery platform that could soon make local delivery of biologic agents and small molecules safer, more effective, and more convenient than ever before. During the year ended March 31, 2015, the Company paid and expensed $20,000 pursuant to this joint venture.

Note 2. Going Concern

For the fiscal year ended March 31, 2015, the Company had a net loss of $990,233 and negative cash flow from operations of $371,810. As of March 31, 2015, the Company has negative working capital of $446,218.

These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company does not have the resources at this time to repay its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to implement the Company’s business plan. Management will continue to seek out debt financing to obtain the capital required to meet the Company’s financial obligations. There is no assurance, however, that lenders will continue to advance capital to the Company or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raises doubts about the Company’s ability to continue as a going concern.

In the long term, management believes that the Company’s projects and initiatives will be successful and will provide cash flow to the Company that will be used to finance the Company’s future growth. However, there can be no assurances that the Company’s planned activities will be successful, or that the Company will ultimately attain profitability. The Company’s long-term viability depends on its ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations, and the ability of the Company to achieve adequate profitability and cash flows from operations to sustain its operations.

Note 3. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC. The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts and operations of Rainbow Coral Corp., and its wholly owned subsidiaries, Rainbow Biosciences, LLC and Father Fish Aquarium, Inc. (collectively referred to as the “Company”). All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the financial statements, cash equivalents include all highly liquid investments with maturity of three months or less. Cash and cash equivalents were $5,180 and $65,373 at March 31, 2015 and March 31, 2014, respectively.

Inventory

Inventory consists of aquarium products and other pet supply items valued at the lower of cost or net realizable value determined using the weighted average cost method, and with market defined as the lower of replacement cost or realizable value. The cost of inventory includes all costs to purchase, costs of conversion and other costs incurred in bringing the inventory to its present location and condition. Inventory is reduced for the estimated losses due to obsolescence.

Fixed Assets

Our fixed assets consist of vehicles and computer equipment, which are stated at cost. Expenditures for fixed assets that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.

Depreciation is provided principally on the straight-line method over the estimated useful lives of three to five years for financial reporting purposes.

Impairment of long-lived assets

Long-lived assets, including fixed assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. The Company determined that there was no impairment of long-lived assets during the year ended March 31, 2015.

Revenue and cost recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred or the services have been rendered, the price is fixed or determinable and collectability is reasonably assured. Revenue is generated from the sales of live coral and other related products in a retail setting. Revenue is recognized net of sales returns and allowances.

Costs of goods sold represents product costs associated with generating revenue. It includes all costs of purchase, costs of conversion and other costs of acquiring products that have been sold.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising costs as incurred. The Company incurred $3,832 and $23,239 of advertising costs for the years ended March 31, 2015 and 2014, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized as of March 31, 2015 or March 31, 2014.

Earnings (Loss) per Common Share

The Company computes basic and diluted earnings per common share amounts in accordance with ASC Topic 260, Earnings per Share. The basic earnings (loss) per common share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per common share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no dilutive shares outstanding for any periods reported.

In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. The Company’s convertible debt is considered anti-dilutive due to the Company’s net loss for the years ended March 31, 2015 and 2014. As a result, the Company did not have any potentially dilutive common shares for those periods. For the year ended March 31, 2015 and 2014, potentially issuable shares as a result of conversions of convertible notes payable have been excluded from the calculation. At March 31, 2015, the Company had 27,458,608 potentially issuable shares upon the conversion of convertible notes payable and interest.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period between the origination of these instruments and their expected realization.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 Fair Value Measurements and Disclosures (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 -	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 -

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 -	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts payable, and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms that is not significantly different from its stated value.

Subsequent events

The Company evaluated material events occurring between the end of our fiscal year, March 31, 2015, and through the date when the consolidated financial statements were available to be issued for disclosure consideration.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are not expected to, or did not have, a material impact on our financial position, results of operations or cash flows.

Note 4. Advances

During the year ended March 31, 2015, Vista View Ventures, Inc. advanced $276,822 to the Company for working capital. These advances are non-interest bearing and payable on demand. During the same period, the Company refinanced $426,275 of the advances into convertible notes payable with Vista View Ventures, Inc. As of March 31, 2015 and March 31, 2014, advances in the amount of $0 and $149,453, respectively, are included in current liabilities on the consolidated balance sheets.

Note 5. Convertible Notes Payable

Convertible notes payable consist of the following as of March 31, 2015 and March 31, 2014:

	March 31, 2015	March 31, 2014
Convertible note payable, dated June 30, 2013, bearing interest at 10% per annum, matures on June 30, 2015 and convertible into shares of common stock at $0.04 per share	$—	$4,742
Convertible note payable, dated September 30, 2013, bearing interest at 10% per annum, matures on September 30, 2015 and convertible into shares of common stock at $0.04 per share	—	224,085
Convertible note payable, dated June 30, 2014, bearing interest at 10% per annum, matures on June 30, 2016 and convertible into shares of common stock at $0.02 per share	62,980	—
Convertible note payable, dated September 30, 2014, bearing interest at 10% per annum, matures on September 30, 2016 and convertible into shares of common stock at $0.01 per share	80,133	—
Convertible note payable, dated December 31, 2014, bearing interest at 10% per annum, matures on December 31, 2016 and convertible into shares of common stock at $0.01 per share	94,074	—
Convertible note payable, dated December 31, 2014, bearing interest at 10% per annum, matures on December 31, 2016 and convertible into shares of common stock at $0.02 per share	125,059	—
Convertible note payable, dated March 31, 2015, bearing interest at 10% per annum, matures on March 31, 2017 and convertible into shares of common stock at $0.007 per share	39,635	—
Total convertible notes payable	$401,881	$228,827

Less: discount on convertible notes payable	(237,643)	(215,716)
Convertible notes payable, net of discount	$164,238	$13,111

Convertible notes issued

During the year ended March 31, 2015, the Company entered into convertible promissory notes with Vista View Ventures, Inc., which refinanced non-interest bearing advances. The convertible notes have the following terms:

Date Issued	Maturity Date	Interest Rate	Conversion Rate	Amount of Note
April 1, 2014	March 31, 2016	10%	$0.03	$149,453
June 30, 2014	June 30, 2016	10%	$0.02	62,980
September 30, 2014	September 30, 2016	10%	$0.01	80,133
December 31, 2014	December 31, 2016	10%	$0.01	94,074
December 31, 2014	December 31, 2016	10%	$0.02	125,059
March 31, 2015	March 31, 2017	10%	$0.007	39,635
Total				$551,334

All principal along with accrued interest is payable on the maturity date.

The Company evaluated the terms of the notes in accordance with ASC Topic No. 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion features did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion features for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the notes and was deemed less than the market value of underlying common stock at the inception of the note. Therefore, the Company recognized a discount for the beneficial conversion feature in the amount of $399,935, in aggregate, on the date the notes were signed. The beneficial conversion feature was recorded as an increase in additional paid-in capital and a discount to the convertible notes payable. The discount to the convertible notes payable will be amortized to interest expense over the life of the notes.

Conversions to common stock

During the year ended March 31, 2015, the holder of the convertible note payable dated June 30, 2013 elected to convert principal and accrued interest in the amounts shown below into shares of common stock at a rate of $0.04 per share. On the conversion date, the unamortized discount related to the principal amount was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement.

Date	Amount Converted	Shares of Common Stock Issued
August 20, 2014	$4,954	1,239
Total	$4,954	1,239

During the year ended March 31, 2015, the holder of the convertible note payable dated September 30, 2013 elected to convert principal and accrued interest in the amounts shown below into shares of common stock at a rate of $0.04 per share. On the conversion date, the unamortized discount related to the principal amount was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement.

Date	Amount Converted	Shares of Common Stock Issued
April 21, 2014	$80,000	20,000
May 14, 2014	40,000	10,000
May 23, 2014	40,000	10,000
June 14, 2014	40,000	10,000
June 18, 2014	38,368	9,592
Total	$238,368	59,592

During the year ended March 31, 2015, the holder of the Convertible Note Payable dated April 1, 2014 elected to convert principal and accrued interest in the amounts shown below into shares of common stock at a rate of $0.03 per share. On the conversion date, the unamortized discount related to the principal amount was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement.

Date	Amount Converted	Shares of Common Stock Issued
October 8, 2014	$42,000	14,000
October 9, 2014	42,000	14,000
October 22, 2014	42,000	14,000
January 15, 2015	32,260	10,754
Total	$158,260	52,754

In connection with the 1 for 100 reverse common stock split on May 29, 2015, the conversion rates of the outstanding convertible notes payable were not modified. As a result, in the event all potentially issuable shares were converted, the holders of the existing notes at March 31, 2015 would be issued 27,458,608 shares of common stock representing approximately 99% of the Company’s total shares outstanding on an if-converted basis. The holders of the notes are limited to holding no greater than 4.99% of the common stock at any time.

Note 6. Long Term Notes Payable

On December 30, 2013, the Company entered into a promissory note for $50,000 with a third party bearing interest at 5% per annum. Under the terms of the note payable, the Company is required to pay the note payable beginning on January 1, 2015 and over a period of 4 years. At March 31, 2015 and March 31, 2014, the Company owed the noteholder $48,150 and $50,000, respectively.

During the year ended March 31, 2015, the Company entered into a promissory note for $5,000 with a third party bearing interest at 5% per annum. Under the terms of the note payable, the Company is required to repay the note in twenty-six equal monthly installments beginning in October 2014. At March 31, 2015, the Company owed the noteholder $2,936.

Note 7. Debt Payment Obligations

The principal due on our convertible notes payable and convertible notes payable is as follows:

For the periods ending March 31,
2016	$13,734
2017	415,640
2018	13,229
2019	10,364
2020	—
Total payments	$452,967

Note 8. Related Party Transactions

During the years ended March 31, 2015 and 2014, Mr. Foxwell, the president of Father Fish, advanced $33,709 and $38,442, respectively, to our subsidiary, Father Fish for working capital. As of March 31, 2015 and March 31, 2014, related party advances payable to Mr. Foxwell totaled $165,214 and $131,505, respectively. The advances bear no interest and are due on demand. No repayments of advances have been made in 2014 and 2013.

Note 9. Stockholders’ Equity

On May 29, 2015, the Company reincorporated from Florida to Nevada. The Company’s board of directors and majority shareholder consented to the reincorporation. Each of our shareholders on the record date received one share of the Nevada Company’s common stock for each 100 shares of common stock they own in the Florida company. The information contained herein gives retroactive effect to the stock split for all periods presented.  Fractional shares were rounded up to the next whole share, and each shareholder received at least five shares.  Following the reincorporation, the Company is authorized to issue 480 million shares of common stock and 20 million shares of preferred stock, each with a par value of $0.001 per share.

At March 31, 2015, the Company had 27,458,608 potentially issuable common shares with exercise prices ranging from $0.007 per share to $0.02 per share. The exercise prices of the convertible debt were not modified as a result of the reincorporation and the stock split. See Note 5. At March 31, 2015, the average exercise price of all convertible debt is $0.01 per share.

During year ended March 31, 2015, the holders of our convertible notes elected to convert principal and interest of $401,582 into 113,585 shares of common stock.

Note 10. Commitments

The Company has an arrangement with a third party whereby the third party provides the Company with office space, legal services, accounting services, fundraising and management services. During the year ended March 31, 2015, the Company incurred $200,383 of fees related to the third party. At March 31, 2015, The Company owed the third party $172,246, which is recorded in accounts payable and accrued expenses.

Note 11. Business Segments

The Company has two reportable operating segments: (1) aquarium and aquarium supplies and (2) medical technology. These reportable segments are financed and managed separately due to differences in their products and overall business plan.

The only segment that generates revenue is aquarium and aquarium supplies. Management evaluates and monitors performance of this segment primarily through, among other measures, gross profit. The medical technology segment is in the development stage and not begun to generate revenue.

The results of operations and financial position of the two reportable operating segments and corporate were as follows:

Results of Operations:

	Year ended March 31,
	2015	2014

REVENUE
Aquarium and aquarium supplies	$128,133	$113,009
Medical technology	—	—
Corporate	—	—
	$128,133	$113,009

GROSS PROFIT (LOSS)
Aquarium and aquarium supplies	$58,388	$(219)
Medical technology	—	—
Corporate	—	—
	$58,388	(219)

OPERATING EXPENSES
Aquarium and aquarium supplies	$103,091	$144,788
Medical technology	80,000	85,000
Corporate	461,296	440,111
	$644,387	$669,899

Corporate operating expense includes general and administrative costs not allocated to operating segments.

	March 31, 2015	March 31, 2014

TOTAL ASSETS
Aquarium and aquarium supplies	$6,800	$24,756
Medical technology	—	—
Corporate	4,528	52,989
	$11,328	$77,745

Note 12. Income Taxes

There is no current or deferred income tax expense or benefit for the period ended March 31, 2015.

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference for the periods ended March 31, 2015 and 2014 are as follows.

	2015	2014

Tax benefit at U.S. statutory rate	$337,000	$370,000
Amortization of discount on convertible notes payable	(136,000)	(160,000)
Changes in valuation allowance	(201,000)	(210,000)
	$—	$—

Note 13. Subsequent Events

On May 29, 2015, the Company reincorporated from Florida to Nevada.  See Note 1.

On June 1, 2015, the holder of the convertible promissory note issued on December 31, 2014 in the amount of $125,059 elected to convert principal and accrued interest of $130,267 into 6,513,344 shares of common stock of the Company.

On June 6, 2015, the holder of the convertible promissory note issued on June 30, 2014 in the amount of $62,980 elected to convert principal and accrued interest of $13,600 into 680,000 shares of common stock of the Company.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

Accounting fees and expenses	$2,500
Legal fees and expense	$20,000
Blue Sky fees and expenses	$0
Miscellaneous and SEC filing fee	$5,000
Total	$27,500

All amounts are estimates. We are paying all expenses of the offering listed above.

Item 14. Indemnification of directors and officers.

Under our articles of incorporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the Nevada Revised Statutes.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
December 17, 2012	Common Stock	18,000	$90,000 conversion of convertible promissory note dated March 31, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
February 4, 2013	Common Stock	4,387	$4,386 conversion of convertible promissory note dated December 31, 2011.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
February 26, 2013	Common Stock	5,500	$22,000 conversion of convertible promissory note dated June 30, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
March 6, 2013	Common Stock	5,625	$22,500 conversion of convertible promissory note dated June 30, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
April 10, 2013	Common Stock	6,250	$25,000 conversion of convertible promissory note dated June 30, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
April 11, 2013	Common Stock	12,500	$50,000 conversion of convertible promissory note dated June 30, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
May 8, 2013	Common Stock	2,290	$11,449 conversion of convertible promissory note dated March 31, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
May 10, 2013	Common Stock	1,744	$6,977 conversion of convertible promissory note dated June 30, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
July 9, 2013	Common Stock	7,337	$36,687 conversion of convertible promissory note dated January 1, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
July 15, 2013	Common Stock	14,000	$70,000 conversion of convertible promissory note dated January 1, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
October 15, 2013	Common Stock	5,000	$25,000 conversion of convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
October 25, 2013	Common Stock	4,199	$20,996 conversion of convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
January 1, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
January 27, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
February 7, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
February 25, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
March 4, 2014	Common Stock	9,000	$36,000 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
March 10, 2014	Common Stock	9,000	$36,000 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
April 21, 2014	Common Stock	20,000	$80,000 conversion of convertible promissory note dated September 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
May 14, 2014	Common Stock	10,000	$40,000 conversion of convertible promissory note dated September 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
May 23, 2014	Common Stock	10,000	$40,000 conversion of convertible promissory note dated September 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
June 17, 2014	Common Stock	10,000	$40,000 conversion of convertible promissory note dated September 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
June 18, 2014	Common Stock	9,592	$38,368 conversion of convertible promissory note dated September 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
August 20, 2014	Common Stock	1,239	$4,954 conversion of convertible promissory note dated June 30, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
October 8, 2014	Common Stock	14,000	$42,000 conversion of convertible promissory note dated April 1, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share (pre-split).
October 9, 2014	Common Stock	14,000	$42,000 conversion of convertible promissory note dated April 1, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
October 22, 2014	Common Stock	14,000	$42,000 conversion of convertible promissory note dated April 1, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share (pre-split).
January 15, 2015	Common Stock	10,754	$32,259 conversion of convertible promissory note dated April 1, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share.
June 1, 2015	Common Stock	6,513,344	$130,267 conversion of convertible promissory note dated December 31, 2014 to Essen Enterprises, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Essen Enterprises, Inc.
June 5, 2015	Common Stock	680,000	$13,600 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
July 8, 2015	Common Stock	35,000	$700 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
July 8, 2015	Common Stock	35,000	$700 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
July 16, 2015	Common Stock	376,000	$7,520 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
July 22, 2015	Common Stock	161,000	$3,220 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
July 23, 2015	Common Stock	49,750	$995 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
July 24, 2015	Common Stock	246,000	$4,920 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
August 3, 2015	Common Stock	110,000	$2,200 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
August 11, 2015	Common Stock	193,000	$3,860 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
August 18, 2015	Common Stock	102,000	$2,040 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
August 26, 2015	Common Stock	214,000	$4,280 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
September 11, 2015	Common Stock	136,000	$2,720 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
September 11, 2015	Common Stock	142,000	$2,840 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
September 24, 2015	Common Stock	200,000	$4,000 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
September 29, 2015	Common Stock	197,000	$3,940 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
September 29, 2015	Common Stock	175,450	$3,509 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
October 1, 2015	Common Stock	178,000	$3,560 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
October 1, 2015	Common Stock	119,000	$2,380 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
October 8, 2015	Common Stock	39,450	$789 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
December 22, 2015	Common Stock	192,000	$1,920 conversion of convertible promissory note dated September 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share.
January 20, 2016	Common Stock	119,418	$2,388 conversion of convertible promissory note dated June 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
February 17, 2016	Common Stock	150,000	$1,500 conversion of convertible promissory note dated September 30, 2014.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share.
December 17, 2012	Common Stock	18,000	$90,000 conversion of convertible promissory note dated March 31, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share to Vista View Ventures, Inc. (pre-split)

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
February 4, 2013	Common Stock	4,387	$4,386 conversion of convertible promissory note dated December 31, 2011 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share to Vista View Ventures, Inc. (pre-split)
February 26, 2013	Common Stock	5,500	$22,000 conversion of convertible promissory note dated June 30, 2012 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
March 6, 2013	Common Stock	5,625	$22,500 conversion of convertible promissory note dated June 30, 2012 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
April 10, 2013	Common Stock	6,250	$25,000 conversion of convertible promissory note dated June 30, 2012 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
April 11, 2013	Common Stock	12,500	$50,000 conversion of convertible promissory note dated June 30, 2012 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
May 8, 2013	Common Stock	2,290	$11,449 conversion of convertible promissory note dated March 31, 2012 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share to Vista View Ventures, Inc. (pre-split)

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
May 10, 2013	Common Stock	1,744	$6,977 conversion of convertible promissory note dated June 30, 2012 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
July 9, 2013	Common Stock	7,337	$36,687 conversion of convertible promissory note dated January 1, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share to Vista View Ventures, Inc. (pre-split)
July 15, 2013	Common Stock	14,000	$70,000 conversion of convertible promissory note dated January 1, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share to Vista View Ventures, Inc. (pre-split)
October 15, 2013	Common Stock	5,000	$25,000 conversion of convertible promissory note dated March 31, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share to Vista View Ventures, Inc. (pre-split)
October 25, 2013	Common Stock	4,199	$20,996 conversion of convertible promissory note dated March 31, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share to Vista View Ventures, Inc. (pre-split)
January 1, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
January 27, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
February 7, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
February 25, 2014	Common Stock	8,000	$32,000 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
March 4, 2014	Common Stock	9,000	$36,000 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
March 10, 2014	Common Stock	9,000	$36,000 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
April 21, 2014	Common Stock	20,000	$80,000 conversion of convertible promissory note dated September 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
May 14, 2014	Common Stock	10,000	$40,000 conversion of convertible promissory note dated September 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
May 23, 2014	Common Stock	10,000	$40,000 conversion of convertible promissory note dated September 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
June 17, 2014	Common Stock	10,000	$40,000 conversion of convertible promissory note dated September 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
June 18, 2014	Common Stock	9,592	$38,368 conversion of convertible promissory note dated September 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
August 20, 2014	Common Stock	1,239	$4,954 conversion of convertible promissory note dated June 30, 2013 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share to Vista View Ventures, Inc. (pre-split)
October 8, 2014	Common Stock	14,000	$42,000 conversion of convertible promissory note dated April 1, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share to Vista View Ventures, Inc. (pre-split)

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
October 9, 2014	Common Stock	14,000	$42,000 conversion of convertible promissory note dated April 1, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share to Vista View Ventures, Inc. (pre-split)
October 22, 2014	Common Stock	14,000	$42,000 conversion of convertible promissory note dated April 1, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share to Vista View Ventures, Inc. (pre-split)
January 15, 2015	Common Stock	10,754	$32,259 conversion of convertible promissory note dated April 1, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.03 per share to Vista View Ventures, Inc.
June 1, 2015	Common Stock	6,513,344	$130,267 conversion of convertible promissory note dated December 31, 2014 to Essen Enterprises, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Essen Enterprises, Inc.
June 5, 2015	Common Stock	680,000	$13,600 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
July 8, 2015	Common Stock	35,000	$700 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
July 8, 2015	Common Stock	35,000	$700 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
July 16, 2015	Common Stock	376,000	$7,520 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
July 22, 2015	Common Stock	161,000	$3,220 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
July 23, 2015	Common Stock	49,750	$995 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
July 24, 2015	Common Stock	246,000	$4,920 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
August 3, 2015	Common Stock	110,000	$2,200 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
August 11, 2015	Common Stock	193,000	$3,860 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
August 18, 2015	Common Stock	102,000	$2,040 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
August 26, 2015	Common Stock	214,000	$4,280 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
September 11, 2015	Common Stock	136,000	$2,720 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
September 11, 2015	Common Stock	142,000	$2,840 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
September 24, 2015	Common Stock	200,000	$4,000 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
September 29, 2015	Common Stock	197,000	$3,940 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
September 29, 2015	Common Stock	175,450	$3,509 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
October 1, 2015	Common Stock	178,000	$3,560 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
October 1, 2015	Common Stock	119,000	$2,380 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
October 8, 2015	Common Stock	39,450	$789 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
December 22, 2015	Common Stock	192,000	$1,920 conversion of convertible promissory note dated September 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share to Vista View Ventures, Inc.
January 20, 2016	Common Stock	119,418	$2,388 conversion of convertible promissory note dated June 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share to Vista View Ventures, Inc.
February 17, 2016	Common Stock	150,000	$1,500 conversion of convertible promissory note dated September 30, 2014 to Vista View Ventures, Inc.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share to Vista View Ventures, Inc.

Item 16. Exhibits and financial statement schedules

Exhibit No.	Description
3.1	Articles of Incorporation of Rainbow Coral Corp.
3.2	Bylaws of Rainbow Coral Corp.
5.1	Opinion of Sonfield & Sonfield
10.1	Investment Agreement between Terra First Enterprises Inc. and the Company dated February 23, 2016
10.2	Registration Rights Agreement dated February 23, 2016 by and between Rainbow Coral Corp. and Terra First Enterprises Inc..
21.1	List of Subsidiaries of the Registrant
23.1(i)	Consent of GBH CPAs
23.2	Consent of Sonfield & Sonfield (included in Exhibit 5.1)
101	Interactive Data Files

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on March 7, 2016.

RAINBOW CORAL CORP.

By: /s/ Kimberly Palmer
Kimberly Palmer
Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kimberly Palmer Kimberly Palmer	Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.	March 7, 2016